                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
    Check the appropriate box:
     [X]  Preliminary Proxy Statement
     [ ]  Confidential, for Use of the Commission only (as permitted by
           Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Under Rule 14a-12

                            DAIN RAUSCHER CORPORATION
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:  N/A
     2)     Form, Schedule or Registration Statement No.:  N/A
     3)     Filing Party:  N/A
     4)     Date Filed:  N/A

                   [LETTERHEAD OF DAIN RAUSCHER CORPORATION]

Dear Stockholder:

   You are cordially invited to attend the special meeting of stockholders of
Dain Rauscher Corporation, to be held on       , 2000, at    a.m., at      .

   At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of September 28, 2000, pursuant to which Viking Merger Subsidiary, Inc., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Royal Bank of Canada, a Canadian chartered bank, will be merged with and into Dain Rauscher and Dain Rauscher will become an indirect wholly owned subsidiary of Royal Bank of Canada. If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Dain Rauscher common stock, other than certain shares of restricted stock that will not be vested when the merger occurs to be converted into shares of Royal Bank of Canada stock, will be cancelled and converted automatically into the right to receive U.S. $95 in cash without interest. The cash you receive in the merger in exchange for your shares of Dain Rauscher common stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws.

   Your board of directors has reviewed and considered the terms and conditions of the merger agreement, has determined that the merger is in the best interests of Dain Rauscher and its stockholders, and has approved the merger agreement and declared it to be advisable. Credit Suisse First Boston rendered a written opinion to your board of directors dated September 27, 2000, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration of U.S. $95 in cash per share is fair, from a financial point of view, to our stockholders. Credit Suisse First Boston's written opinion is attached as Appendix C to the enclosed proxy statement, and you should read it carefully and in its entirety.

   Your board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock entitled to vote thereon. Each share of Dain Rauscher common stock is entitled to one vote on all matters to come before the special meeting. The Dain Rauscher common stock constitutes the only outstanding class of our capital stock.

   Attached to this letter you will find a formal notice of special meeting and a proxy statement. The accompanying proxy statement provides you with detailed information about the special meeting and the proposed merger. If the merger agreement is approved by the requisite holders of Dain Rauscher common stock, the closing of the merger will occur soon after the special meeting and after all of the other conditions to closing the merger are satisfied. Please give this material your careful attention. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

   Dain Rauscher common stock is listed on the New York Stock Exchange under the symbol "DRC." On November , 2000, Dain Rauscher common stock closed at
U.S. $     per share.

   Your vote is important regardless of the number of shares of Dain Rauscher common stock you own. A failure to vote will count as a vote against the merger. Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

   Thank you for your cooperation.

                                          Very truly yours,

                                          Irving Weiser
                                          Chairman, President and
                                          Chief Executive Officer

               This Proxy Statement is dated       , 2000, and is
          first being mailed to stockholders on or about       , 2000

                           DAIN RAUSCHER CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON       , 2000

TO THE STOCKHOLDERS OF DAIN RAUSCHER CORPORATION:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Dain
Rauscher Corporation, a Delaware corporation, will be held on       , 2000, at
   a.m. at             for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2000, by and among Dain Rauscher, Royal Bank of Canada, a Canadian chartered bank, and Viking Merger Subsidiary, Inc., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Royal Bank of Canada. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the merger agreement Viking Merger Subsidiary, Inc. will merge with and into Dain Rauscher, with Dain Rauscher continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Royal Bank of Canada and each share of common stock of Dain Rauscher, other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law and the holders of certain shares of restricted stock that will not be vested when the merger occurs, will be canceled and converted into the right to receive U.S. $95 in cash without interest.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

   Only stockholders of record at the close of business on      ,  , 2000, are
entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

   The Dain Rauscher board of directors has determined that the merger is in the best interests of Dain Rauscher and its stockholders, has unanimously approved the merger agreement and recommends that Dain Rauscher stockholders vote "FOR" the adoption of the merger agreement.

   Dain Rauscher stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their assets of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix D to the accompanying proxy statement, and a summary of these provisions can be found under "Dissenters' Rights of Appraisal" in the accompanying proxy statement.

   The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Dain Rauscher common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by Dain Rauscher.

                                          By Order of the Board of Directors

                                          Carla J. Smith
                                          Secretary

Minneapolis, Minnesota
      , 2000

   Please do not send your stock certificates at this time. If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................................   1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.................   8

THE PARTIES TO THE MERGER...................................................   9

THE SPECIAL MEETING OF DAIN RAUSCHER STOCKHOLDERS...........................  10

THE MERGER..................................................................  12

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................  23

ACCOUNTING TREATMENT........................................................  24

REQUIRED REGULATORY APPROVALS...............................................  24

THE MERGER AGREEMENT........................................................  26

STOCK OPTION AGREEMENT......................................................  36

MARKET PRICE OF DAIN RAUSCHER COMMON STOCK..................................  39

SECURITY OWNERSHIP OF MANAGEMENT............................................  40

DISSENTERS' RIGHTS OF APPRAISAL.............................................  42

OTHER MATTERS...............................................................  44

WHERE YOU CAN FIND MORE INFORMATION.........................................  44

                               SUMMARY TERM SHEET

   This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Proposed Acquisition

  . Stockholder Vote. You are being asked to vote to adopt a merger agreement whereby Dain Rauscher will be acquired by Royal Bank of Canada.

  . Price for Your Stock. As a result of the merger, you will receive U.S. $95 in cash for each of your shares of Dain Rauscher common stock.

  . The Acquiror. Royal Bank of Canada is a Canadian chartered bank, with its principal executive office located at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Shares of Royal Bank of Canada are listed on the Toronto Stock Exchange and on the New York Stock Exchange. Royal Bank of Canada ranks as Canada's largest financial institution as measured by assets, revenues and net income as of April 30, 2000. As of October 31, 1999, its most recent fiscal year end, Royal Bank of Canada was the ninth largest bank in North America and among the sixty largest banks in the world, as measured by assets. Royal Bank of Canada also has one of the leading insurance operations among Canadian banks. Royal Bank of Canada and its subsidiaries engage principally in personal and commercial banking, insurance products, investment and trust services, corporate and investment banking and on-line banking and transaction-based services, including custody.

Dain Rauscher Stock Price

   Shares of Dain Rauscher are listed on the New York Stock Exchange under the symbol "DRC." On September 27, 2000, which was the last trading day before we announced the merger, Dain Rauscher common stock closed at U.S. $79.88 per share. See "Market Price for Dain Rauscher Common Stock."

Unanimous Board Recommendation

   Dain Rauscher's board of directors has unanimously approved the merger and unanimously recommends that Dain Rauscher stockholders vote to adopt the merger agreement and approve the merger.

Fairness Opinion

   Credit Suisse First Boston has delivered to Dain Rauscher's board of directors its opinion, as of September 27, 2000, to the effect that as of that date and based upon and subject to the matters stated in its opinion, the merger consideration of U.S. $95 in cash per share is fair from a financial point of view to the holders of Dain Rauscher common stock. See "Opinion of Dain Rauscher's Financial Advisors."

Dain Rauscher's Reasons for the Merger

   Dain Rauscher's board of directors consulted with senior management and Dain Rauscher's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Dain Rauscher's stockholders vote "FOR" adoption of the merger agreement.

  .  Background;

  .  Merger consideration;

  .  Advice from Dain Rauscher's financial advisor;

  .  Review of prospects in remaining independent;

  .  Uncertain availability of alternative transactions;

  . Certain terms of the merger agreement relating to alternative transactions;

  .  Likelihood of closing; and

  .  Employee compensation and benefits.

   The information and factors set forth above includes the material factors considered by Dain Rauscher's board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Dain Rauscher's board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. See "The Merger--Dain Rauscher's Reasons for the Merger."

Royal Bank of Canada's Reasons for the Merger

   In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, Royal Bank of Canada's board of directors considered a number of factors including those set forth below.

  .  Royal Bank of Canada's strategic priority to expand its U.S. operations;

  .  Building a U.S. wealth management capability;

  . Use of Dain Rauscher's investment banking business to enhance Royal Bank of Canada's ability to serve Canadian clients; and

  .  Revenue synergies.

   See "The Merger--Royal Bank of Canada's Reasons for the Merger."

The Special Meeting of Stockholders

  .  Place, Date and Time. The special meeting will be held at            ,
     at    a.m., local time, on       , 2000.

  . What Vote is Required for Adoption of the Merger Agreement. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Dain Rauscher common stock entitled to vote thereon. The failure to vote has the same effect as a vote against adoption of the merger agreement.

  .  Who Can Vote at the Meeting. You can vote at the special meeting all of
     the shares of Dain Rauscher common stock you own of record as of       ,
     2000, which is the record date for the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As
     of the close of business on       , 2000, there were     shares of Dain
     Rauscher common stock outstanding held by approximately     stockholders
     of record.

  . Procedure for Voting. You can vote your shares by attending the special meeting and voting in person or by mailing the enclosed proxy card or by voting by telephone or by the Internet. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Dain Rauscher in writing, or deliver a new proxy dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. See "The Special Meeting of Dain Rauscher Stockholders."

Shares Held by Directors and Executive Officers

   As of     , 2000,   % of the outstanding shares of Dain Rauscher common
stock were held by directors and executive officers of Dain Rauscher and their affiliates, and [no] shares of Dain Rauscher common stock were held by Royal Bank of Canada. Dain Rauscher expects all of these shares to be voted in favor of the proposal to adopt the merger agreement.

Dissenters' Rights of Appraisal

   Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to Dain Rauscher at or before the special meeting and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Dissenters' Rights of Appraisal."

Material United States Federal Income Tax Consequences

   The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Dain Rauscher common stock generally may cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Dain Rauscher common stock. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you. See "Material United States Federal Income Tax Considerations."

When the Merger Will Be Completed

   We are working to complete the merger as soon as possible. We anticipate
completing the merger on       , 2000, following the special meeting, subject
to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See "Effective Time of the Merger."

Conditions to Completing the Merger

   The completion of the merger depends on a number of conditions being satisfied, including the following:

  . adoption of the merger agreement by at least a majority of the outstanding shares of Dain Rauscher common stock;

  .  expiration or termination of the Hart-Scott-Rodino waiting period;

  . approval of governmental authorities required for the merger, including the Canadian Minister of Finance and the New York Stock Exchange;

  .  the absence of any legal restraint blocking the merger;

  . Dain Rauscher's representations and warranties to Royal Bank of Canada, as set forth in the merger agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on Dain Rauscher;

  . Royal Bank of Canada's and Viking Merger Subsidiary's representations and warranties to Dain Rauscher, as set forth in the merger agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on Royal Bank of Canada;

  . Dain Rauscher has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

  . Royal Bank of Canada and Viking Merger Subsidiary have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and

  . employment agreements with some key Dain Rauscher employees remain in full force and effect.

   If the law permits, either Dain Rauscher or Royal Bank of Canada could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Interests of Directors and Officers in the Merger that Differ From Your
Interests

   Some of Dain Rauscher's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Dain Rauscher. Dain Rauscher's board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

  . some employee directors, officers and key employees, as determined by the Chairman, Chief Executive Officer and President of Dain Rauscher, in consultation with Royal Bank of Canada, will be eligible to participate in a U.S. $200 million retention bonus pool consisting of retention units which track the value of Royal Bank of Canada common stock which will vest over a period of up to four years from the date of completion of the merger;

  . some of the officers and directors hold stock options and restricted stock that will be converted in the merger into stock options and restricted stock of Royal Bank of Canada;

  . some of the directors and officers will continue as employees of Royal Bank of Canada or Dain Rauscher, in some cases pursuant to written employment agreements;

  . some of the officers and directors will benefit from the acceleration of vesting of benefits under certain stock and deferred compensation plans on completion of the merger; and

  . directors and officers of Dain Rauscher are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement.

   See "The Merger--Interests of Dain Rauscher's Directors and Officers in the Merger."

The Merger

  .  Procedure for Receiving Merger Consideration. Royal Bank of Canada has
     appointed         , as paying agent, to coordinate the payment of the
     cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. See "The Merger Agreement--Exchange Procedures."

  . Terminating the Merger Agreement. Dain Rauscher and Royal Bank of Canada can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Dain Rauscher have approved it. Also, under certain circumstances either Dain Rauscher or Royal Bank of Canada can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Dain Rauscher have approved the merger agreement. See "The Merger Agreement--Termination and the Effects of Termination."

  . Fees and Expenses. Generally, whether or not the merger is consummated, Dain Rauscher and Royal Bank of Canada are each responsible for their respective expenses incurred in connection with the merger. Dain Rauscher is required to pay a termination fee of U.S. $14.0 million to Royal Bank of Canada if at any time prior to the special meeting, Dain Rauscher's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada, or if Dain Rauscher or its board of directors recommends that the Dain Rauscher stockholders approve any acquisition proposal other than the merger. Royal Bank of Canada has agreed that the total profit that it may receive upon payment of any termination fee payable by Dain Rauscher under the merger agreement and exercise of the option granted by Dain Rauscher to Royal Bank of Canada to purchase shares of Dain Rauscher common stock will not exceed U.S. $50 million. See "The Merger Agreement--Termination and the Effects of Termination--Fee if the Merger Agreement is Terminated" and "--Expenses" and "Stock Option Agreement."

Stock Option Agreement

   Dain Rauscher entered into a stock option agreement with Royal Bank of Canada that granted Royal Bank of Canada the option to acquire up to 2,571,451 shares of Dain Rauscher common stock, or approximately 19.9% of the outstanding shares as of September 28, 2000. The exercise price of the option is U.S. $79.88 per share, payable in cash.

   Royal Bank of Canada required Dain Rauscher to grant the option as a prerequisite to entering into the merger agreement. The stock option agreement could have the effect of making an acquisition of Dain Rauscher by a third party more costly because of the need to acquire in any such transaction the option shares issued under the option agreement and could also jeopardize the ability of a third party to acquire Dain Rauscher in a transaction to be accounted for as a pooling-of-interests.

   The option is not currently exercisable and may only be exercised by Royal Bank of Canada under certain circumstances. Royal Bank of Canada has agreed that the total profit that it may receive upon exercise of the option and payment of any termination fee payable by Dain Rauscher under the merger agreement will not exceed U.S. $50 million.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1. Why is Dain Rauscher proposing the merger?

   The board of directors of Dain Rauscher believes that the merger will benefit you because the merger offers you an attractive premium over the trading price of Dain Rauscher common stock prior to the announcement of the merger. In addition the boards of directors of Royal Bank of Canada and Dain Rauscher believe that combining the two companies' business will result in an enterprise with a stronger global position and will create significant opportunities for growth.

2. What will I receive for my Dain Rauscher common stock in the merger?

   You will receive U.S. $95 in cash for each share of Dain Rauscher common stock you own, if you choose not to or do not properly exercise your appraisal rights under Delaware law. Some shares of restricted stock that do not, by their terms, vest at or prior to the merger will be converted into restricted Royal Bank of Canada shares.

3. What vote is required for Dain Rauscher stockholders to adopt the merger agreement?

   In order for the merger to be approved, holders of a majority of the outstanding Dain Rauscher common stock entitled to vote thereon must vote "FOR" adoption of the merger agreement. If your shares are not voted, it has the same effect as a vote "AGAINST" adoption of the merger agreement. Proxies returned to us but not marked to indicate your voting preference will be counted as votes "FOR" adoption of the merger agreement.

4. What do I need to do now?

   After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by telephone or by the Internet, as described in the instructions on the enclosed proxy card, or by filling out, signing, dating and returning the enclosed proxy card or by attending the meeting.

5. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote "AGAINST" adoption of the merger agreement.

6. I hold share units in Dain Rauscher's retirement plan, can I vote those share units at the special meeting?

   Yes, each share unit you hold is entitled to one vote. You will receive instructions from the trustee of the Retirement Plan as to how to vote your share units.

7. Can I change my vote after I have mailed my proxy card?

   Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Dain Rauscher in writing or by submitting a new proxy dated after the date of the proxy being revoked or by submitting a new proxy by telephone or by the Internet. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

8. Do I need to attend the Dain Rauscher special meeting in person?

   No. It is not necessary for you to attend the special meeting to vote your shares if Dain Rauscher has previously received your proxy, although you are welcome to attend.

9. When will holders of Dain Rauscher common stock receive the merger consideration?

   The merger is expected to be completed promptly following the special meeting of the Dain Rauscher stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following closing of the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Dain Rauscher common stock. You must return your Dain Rauscher stock certificates as described in the instructions,
and you will receive your cash payment as soon as practicable after       , the
paying agent, receives your Dain Rauscher stock certificate. If you hold shares through a brokerage account, your broker will handle the surrender of stock
certificates to         .

10. Who will own Dain Rauscher after the merger?

   After the merger, Dain Rauscher will be an indirect wholly owned subsidiary of Royal Bank of Canada. Upon completion of the merger stockholders of Dain Rauscher will no longer have any equity or ownership interest in Dain Rauscher, or in Royal Bank of Canada, by virtue of their current ownership of Dain Rauscher common stock.

11. Should I send in my Dain Rauscher stock certificates now?

   No. After the merger is completed,         , as paying agent, will send you
written instructions for exchanging your Dain Rauscher stock certificates.

12. Will I owe taxes as a result of the merger?

   The cash you receive in the merger in exchange for your shares of Dain Rauscher common stock and any cash you may receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you may recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Dain Rauscher common stock. We recommend that you read the section entitled "Material United States Federal Income Tax Considerations" in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

13. Who can help answer my questions?

   If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

     Dain Rauscher Corporation
     Dain Rauscher Plaza
     60 South Sixth Street
     Minneapolis, Minnesota 55402
     Attention: Secretary
     Telephone: 612-371-2711

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

   This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of Royal Bank of Canada and Dain Rauscher as well as information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings, "Summary Term Sheet," "Questions and Answers About the Merger," "The Merger" and "Opinion of Dain Rauscher's Financial Advisors," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Dain Rauscher claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Dain Rauscher and Royal Bank of Canada. These forward-looking statements speak only as of the date on which the statements were made.

   In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  . financial performance of each of Royal Bank of Canada and Dain Rauscher through completion of the merger;

  .  changes in the capital markets served by us;

  .  risks from foreign operations and markets;

  . the timing of, and regulatory and other conditions associated with, the completion of the merger;

  .  intensified competitive pressures in the markets in which we compete;

  .  the loss of key employees; and

  .  general economic conditions.

                           THE PARTIES TO THE MERGER

   Dain Rauscher Corporation. Dain Rauscher, a Minneapolis, Minnesota-based holding company formed in 1973, provides investment advice and services to individual investors in the western United States and investment banking, research and sales services to corporate and governmental clients nationwide and in Europe through its principal subsidiary, Dain Rauscher Incorporated. Dain Rauscher Incorporated deals in securities of, and is a market-maker in securities of, issuers based throughout the United States and in Europe. Dain Rauscher Incorporated's equity research, trading and investment banking activities in recent years have evolved from a geographic orientation to one focused on selected industry sectors. Dain Rauscher also clears and settles securities trades on a fully disclosed basis for approximately 170 correspondent brokerage firms through its Dain Correspondent Services division, which is based in St. Louis, Missouri. Another subsidiary, Insight Investment Management Inc., serves as the investment advisor to the Great Hall(R) Investment Funds, five open-ended money market mutual funds, and provides fixed income portfolio management services to a variety of private accounts. Dain Rauscher Lending Services Inc. was formed in 1997 to make certain types of loans to customers that are collateralized by customers' control and restricted securities. At September 30, 2000, Dain Rauscher had approximately 3,800 employees located in 27 states. Dain Rauscher is a Delaware corporation with its executive offices located at Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422. Its telephone number is (612) 371-2711.

   Royal Bank of Canada. Royal Bank of Canada is a Canadian chartered bank, with its principal executive office located at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Shares of Royal Bank of Canada are listed on the Toronto Stock Exchange and on the New York Stock Exchange. Royal Bank of Canada ranks as Canada's largest financial institution as measured by assets, revenues and net income as of April 30, 2000. As of October 31, 1999, its most recent fiscal year end, Royal Bank of Canada was the ninth largest bank in North America and among the 60 largest banks in the world, as measured by assets. Royal Bank of Canada also has one of the leading insurance operations among Canadian banks. Royal Bank of Canada and its subsidiaries engage principally in personal and commercial banking, insurance products, investment and trust services, corporate and investment banking and on-line banking and transaction-based services, including custody.

   Viking Merger Subsidiary. Viking Merger Subsidiary is a Delaware corporation and an indirect wholly owned subsidiary of Royal Bank of Canada formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Viking Merger Subsidiary will be merged with and into Dain Rauscher, with Dain Rauscher being the surviving corporation.

               THE SPECIAL MEETING OF DAIN RAUSCHER STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting

   The special meeting will be held at            , on       , 2000 at    a.m.
The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.

   The Dain Rauscher board of directors has determined that the merger is in the best interests of Dain Rauscher and its stockholders, has unanimously approved the merger agreement and recommends that Dain Rauscher stockholders vote "FOR" the adoption of the merger agreement.

Who Can Vote at the Special Meeting

   The holders of record of Dain Rauscher common stock as of the close of
business on       , 2000, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there
were    of shares of Dain Rauscher common stock outstanding held by
approximately    stockholders of record.

Vote Required

   The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to vote your proxy by telephone or by the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" adoption of the merger agreement.

   Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement.

   The holders of a majority of the outstanding shares of Dain Rauscher common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting by Proxy

   This proxy statement is being sent to you on behalf of the board of directors of Dain Rauscher for the purpose of requesting that you allow your shares of Dain Rauscher common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Dain Rauscher common stock represented at the meeting by proxies voted by telephone or the Internet or by properly executed proxies will be voted in accordance with the instructions indicated on that proxy. If you vote by telephone or by the Internet or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Dain Rauscher's board of directors. The board unanimously recommends a vote "FOR" adoption of the merger agreement.

   The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. Dain Rauscher does not know of any matter to be presented at the meeting other than the proposal to adopt the merger agreement.

   You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Dain Rauscher in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a new proxy by telephone or by the Internet or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

   If you hold share units under Dain Rauscher's Retirement Plan, you will receive instructions from the trustee of the Retirement Plan as to how to vote your share units. Each share unit is entitled to one vote.

   If your Dain Rauscher common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

   Dain Rauscher will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Dain Rauscher may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Dain Rauscher will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Dain Rauscher has engaged
to assist in the solicitation of proxies for the meeting and will pay       a
fee of approximately U.S. $  .

                                   THE MERGER

   The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully.

Background of the Merger

   From time to time Dain Rauscher's management has had informal discussions about possible strategic alliances involving Dain Rauscher and other securities or financial services firms. In connection with such discussions with a particular interested party about a potential strategic alliance, in February 2000, a mutual confidentiality agreement was signed and Credit Suisse First Boston Corporation was retained and made a presentation to the Dain Rauscher board concerning the performance and prospects of the securities industry and Dain Rauscher, and an analysis of comparable companies and recent transactions in the securities industry. The parties were not able to reach agreement upon tentative terms and, as a result, the preliminary discussions terminated in March 2000.

   In late March, 2000, Mr. Weiser was contacted by a representative of Lazard Freres & Co. concerning an interest expressed in Dain Rauscher by Royal Bank of Canada. Mr. Weiser was given information about Royal Bank of Canada and a meeting was arranged. At a meeting on April 5, 2000, representatives of Royal Bank of Canada explained how an alliance of the two companies could provide an enhanced U.S. presence for Royal Bank of Canada while providing additional resources for Dain Rauscher. Mr. Weiser indicated that a transaction between Dain Rauscher and Royal Bank of Canada should only proceed based on a well articulated strategy for the enhanced future prospects and growth of both firms.

   During an executive session at the end of a regularly scheduled Dain Rauscher board meeting on April 27, 2000, there were further discussions concerning the Company's strategies and alternatives.

   Mr. Weiser met with two senior executives of Royal Bank of Canada in Minneapolis, Minnesota on June 21, 2000, to hold further preliminary discussions. A group of senior officers from Dain Rauscher met with their counterparts from Royal Bank of Canada in Toronto on July 21 and July 26, 2000, to discuss Royal Bank of Canada's and Dain Rauscher's respective wealth management and capital markets businesses. Following these meetings, Mr. Weiser discussed with Dain Rauscher management various factors regarding a potential strategic transaction between Royal Bank of Canada and Dain Rauscher. Mr. Weiser then met with Mr. Cleghorn, the Chairman and Chief Executive Officer of Royal Bank of Canada, and other representatives of Royal Bank of Canada on August 4, 2000, for further discussions.

   At a meeting of Dain Rauscher's board of directors on August 11, 2000, the board of directors heard presentations on the strategies and direction of each of Dain Rauscher's businesses. In an executive session attended by Dain Rauscher's general counsel and an attorney from Dorsey & Whitney, the board discussed strategic alternatives involving Dain Rauscher, including a discussion of Dain Rauscher's strategies and prospects if it were to remain independent. Mr. Weiser briefed the board on his discussions with representatives of Royal Bank of Canada and the tentative valuation range he believed they were considering. Mr. Weiser also explained that he had been contacted by a representative of the potential strategic partner with whom discussions had taken place earlier in the year. This potential partner indicated that it would now be willing to tentatively consider a higher value range than had been discussed earlier in the year if a different form of consideration were used. A presentation prepared by Credit Suisse First Boston showing conditions in the securities industry and updating the prior study on recent transactions was presented by management. Mr. Weiser also reviewed Dain Rauscher's financial performance relative to the industry and updated expectations for the year and Dain Rauscher's stock performance relative to other securities firms, the market, and the two potential strategic partners during the year. The board did not take any formal action but concurred with Mr. Weiser's recommendation to continue to explore available opportunities.

   Following the August 11th board meeting, there were additional discussions with the earlier potential strategic partner regarding the possibility of increasing the value being offered for Dain Rauscher. It was ultimately concluded that no additional value would be offered by the earlier potential strategic partner, and discussions terminated.

   At the same time, discussions between representatives of Dain Rauscher and Royal Bank of Canada continued. During meetings and phone calls in late August and early September 2000, Royal Bank of Canada presented Mr. Weiser with its strategic vision for using Dain Rauscher as its U.S. growth platform in the wealth management and capital markets businesses. These discussions also included strategic opportunities that the combined firms could pursue in the European equity capital markets arena.

   It appeared to Dain Rauscher management that Royal Bank of Canada would make a proposal involving terms that were improved over those previously suggested. On September 19, 2000, a special meeting of the board of directors was held to discuss a possible transaction with Royal Bank of Canada. Representatives of Credit Suisse First Boston and Dain Rauscher's general counsel and outside counsel were in attendance. Mr. Weiser advised the directors what had occurred since their last meeting. Credit Suisse First Boston updated the board with respect to the market valuation of Dain Rauscher and comparable firms and transactions. Legal counsel advised the board on its legal responsibilities and anticipated legal requirements in connection with any possible transaction. No formal action was taken by the board of directors at that time but it was the sense of the board that the terms being discussed were generally satisfactory and Mr. Weiser was authorized and directed to proceed to negotiate the final terms.

   From September 19 through September 23, 2000, Royal Bank of Canada conducted extensive due diligence on Dain Rauscher. During that week there were various discussions between lawyers and investment bankers for each of the parties on various issues. On September 21, 2000, Royal Bank of Canada provided a first draft of the proposed merger agreement. The parties negotiated that draft and other terms of the transaction.

   On the evening of September 27, 2000, the Dain Rauscher board of directors met, was updated by Mr. Weiser on the status of discussions, heard presentations by, and received an oral fairness opinion, later confirmed in writing, from, Credit Suisse First Boston, received a description by legal counsel of the terms of the transaction and authorized the merger agreement, grant of the 19.9% stock option and various other related documents and matters. There were final negotiations on the specific terms of the definitive merger agreement, which was signed the morning of September 28, 2000.

Dain Rauscher's Reasons for the Merger

   Dain Rauscher's board of directors consulted with senior management and Dain Rauscher's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Dain Rauscher's stockholders vote "FOR" adoption of the merger agreement.

  . Background. Dain Rauscher's board of directors was knowledgeable about the progress that Dain Rauscher had made in the last few years, was aware of other purchases and sales of securities firms (including its own acquisitions), the recent activity in sales of regional and national securities firms and recent inquiries and discussions about the possible purchase of Dain Rauscher. It was also aware of the length of time that the Royal Bank of Canada and the prior strategic transaction proposals were under consideration, the fact that no superior proposals were made during that period and that numerous other transactions had been announced during that period. As described under "--Background of the Merger" Dain Rauscher's board of directors held numerous meetings during the year preceding approval to understand comparable transactions and contacts made to and discussions with the management of Dain Rauscher by various third parties.

  . Merger Consideration. In addition to the analysis and presentations by Dain Rauscher's financial advisor referred to in "Opinion of Dain Rauscher's Financial Advisor" below which were based upon comparable companies, comparable transactions and discounted cash flow analyses, Dain Rauscher's board of directors reviewed the price to book multiple (which was 3.0x, and 4.0x on a tangible basis, and which it believed to be the most prevalent benchmark comparison in the securities industry) of recent transactions and other multiples and determined that the ratio represented by the Royal Bank of Canada proposal was favorable. In addition, the board of directors looked at the premium represented by the merger consideration compared to recent trading prices (U.S. $79.88 on September 27, 2000, a 19% premium) and the premium offered over trading prices before the announced acquisition of PaineWebber (U.S. $65.00 on July 7, 2000, a 46.2% premium).

  . Advice from Dain Rauscher's Financial Advisor. Dain Rauscher's board of directors considered the detailed presentations made by Credit Suisse First Boston, Dain Rauscher's financial advisor, with respect to the merger and the proposed consideration offered to the holders of Dain Rauscher common stock in the merger, which are discussed further below under "Opinion of Dain Rauscher's Financial Advisor," and Credit Suisse First Boston's oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, the merger consideration to be received by the holders of Dain Rauscher common stock was fair, from a financial point of view, to the holders of Dain Rauscher common stock. The full text of this opinion is attached to this proxy statement as Appendix C.

  . Review of Prospects in Remaining Independent. Dain Rauscher's board of directors considered Dain Rauscher's financial condition, results of operations and business and earnings prospects, including its prospects, if it were to remain independent in light of the relevant factors, including the consolidation and other developments occurring in the securities industry.

  . Uncertain Availability of Alternative Transactions. Dain Rauscher's board of directors considered that, while Dain Rauscher had been contacted from time to time in the past by various third parties expressing an interest in a possible transaction with Dain Rauscher, there was uncertainty whether an alternative transaction would be available in the future on terms more favorable to Dain Rauscher's stockholders than the Royal Bank of Canada proposal, and discussions with the other potential strategic partners had either failed to proceed beyond the exploratory stage or failed to result in a transaction that was as favorable.

  . Certain Terms of the Merger Agreement Relating to Alternative Transactions. The Dain Rauscher board of directors considered the terms of the merger agreement, including the terms relating to termination of the agreement by Dain Rauscher, and the terms of the stock option agreement with Royal Bank of Canada under which Royal Bank of Canada has the option to acquire up to 19.9% of Dain Rauscher's outstanding shares as of September 27, 2000. The exercise price of the option is U.S. $79.88 per share, payable in cash.

    The board of directors noted that the termination payment provisions of the merger agreement and the stock option agreement could have the effect of discouraging alternative proposals for a business combination between Dain Rauscher and a third party. On balance, however, the board of directors determined that the amount and terms of the termination fee and the stock option, are customary for transactions of this size and type, were required to induce Royal Bank of Canada to enter into the merger agreement and would not preclude any such alternative proposals from being made.

  . Likelihood of Closing. The board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents and the likelihood that the merger would be approved by requisite regulatory authorities and adoption of the merger agreement by Dain Rauscher's stockholders.

  . Employee Compensation and Benefits. The board of directors considered the provisions of the merger agreement and other employment arrangements that protect the benefits, compensation, employment, severance and termination plans or other arrangements afforded to Dain Rauscher employees, including the provisions that certain stock options will be exercisable for Royal Bank of Canada common stock and certain restricted stock will be converted into Royal Bank of Canada common stock. The board also considered the matters described under "Interests of Certain Persons in the Merger--Employment Agreements." The board of directors also considered that the merger agreement provides for a retention program in an aggregate amount of U.S. $200 million including retention grants to some key employees who were required to enter into employment agreements as a condition to Royal Bank of Canada's willingness to enter into the merger agreement.

  . Taxability; No Participation in Future Growth. The board of directors also considered that the merger will be a taxable transaction to Dain Rauscher's stockholders and that because Dain Rauscher stockholders are receiving cash for their stock, they will not participate in the future growth of either Dain Rauscher or Royal Bank of Canada.

   The foregoing discussion of the information and factors considered by Dain Rauscher's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Dain Rauscher's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Dain Rauscher's Board of Directors

   After careful consideration, Dain Rauscher's board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Dain Rauscher and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of Dain Rauscher, has unanimously approved the merger agreement, and unanimously recommends that Dain Rauscher stockholders vote "FOR" the adoption of the merger agreement.

Opinion of Dain Rauscher's Financial Advisor

   Credit Suisse First Boston Corporation has acted as financial advisor to Dain Rauscher in connection with the merger. Credit Suisse First Boston was selected by Dain Rauscher based on Credit Suisse First Boston's experience, expertise and familiarity with Dain Rauscher and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in transactions like the proposed merger.

   In connection with Credit Suisse First Boston's engagement, Dain Rauscher requested that Credit Suisse First Boston evaluate the fairness to Dain Rauscher's stockholders, from a financial point of view, of the consideration to be received by Dain Rauscher's stockholders in the merger. On September 27, 2000, at a meeting of Dain Rauscher's board of directors to review and consider the merger, Credit Suisse First Boston rendered to Dain Rauscher's board an oral opinion to the effect that, as of such date and based upon and subject to matters stated in its opinion, the consideration to be paid in the merger was fair to the holders of common stock of Dain Rauscher, other than Royal Bank of Canada and its affiliates, from a financial point of view. Credit Suisse First Boston confirmed its oral opinion of September 27, 2000 by delivery of a written opinion dated the same date.

   Credit Suisse First Boston's opinion speaks only as of September 27, 2000. Credit Suisse First Boston has rendered its opinion without considering any fact or circumstance occurring after September 27, 2000, and therefore Credit Suisse First Boston has not rendered an opinion as to whether the consideration to be paid in the merger is fair to the holders of common stock of Dain Rauscher from a financial point of view as of the date of this proxy statement.

   Events could occur before the special meeting of Dain Rauscher's stockholders which could result in a different valuation or conclusion. In the event that there is any material change to the terms of the merger or other material change or condition affecting Dain Rauscher or its business, the board of directors will consider the advisability of requesting an updated fairness opinion at that time. However, Credit Suisse First Boston is not obligated to update its opinion, and Credit Suisse First Boston will have to evaluate whether it would be able to give an updated fairness opinion based on the then prevailing facts and circumstances. As of the date of this proxy statement, the board of directors does not believe any such material changes have occurred.

   The full text of Credit Suisse First Boston's written opinion dated September 27, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement. You should read the opinion carefully in its entirety. The summary of the opinion of Credit Suisse First Boston set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   The opinion of Credit Suisse First Boston is directed to Dain Rauscher's board of directors and relates only to the fairness of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how a stockholder should vote at the special meeting.

   In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Dain Rauscher, as well as a draft of the merger agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to it by Dain Rauscher and met with Dain Rauscher's management to discuss the business and prospects of Dain Rauscher. Credit Suisse First Boston also considered certain financial and stock market data of Dain Rauscher, and Credit Suisse First Boston compared those data with similar data for other publicly held companies in businesses similar to Dain Rauscher, and Credit Suisse First Boston considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. Dain Rauscher placed no limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed by it in rendering its opinion.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Dain Rauscher's management as to the future financial performance of Dain Rauscher. Credit Suisse First Boston also assumed that the definitive merger agreement conforms in all respects material to its analysis to the draft reviewed by Credit Suisse First Boston. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Dain Rauscher, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse First Boston was not requested to, and did not, determine or recommend the specific amount of consideration payable in the merger, which was determined by arms'- length negotiations between Dain Rauscher and Royal Bank of Canada.

   In preparing its opinion to Dain Rauscher's board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion, but rather sets forth a description of the material analyses performed by Credit Suisse First Boston for the purposes of its opinion. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Credit Suisse First Boston did not quantify or otherwise assign relative weights to the specific analyses it performed. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and its opinion.

   In addition, the following description of the financial analyses made by Credit Suisse First Boston includes information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse First Boston, the tables must be read together with the text of each description. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse First Boston.

   No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Dain Rauscher or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, transactions or business segments being analyzed. In its analyses, Credit Suisse First Boston made numerous assumptions with respect to Dain Rauscher, industry performance, general business, economic, and financial market conditions and other matters, many of which are beyond Dain Rauscher's control. The estimates contained in Credit Suisse First Boston's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and analyses were only one of many factors considered by Dain Rauscher's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Dain Rauscher's board of directors or management with respect to the consideration to be paid in the proposed merger or the merger itself.

   The following is a summary of the material procedures followed, findings and recommendations, and the basis for and methods of arriving at such findings and recommendations, by Credit Suisse First Boston in connection with its opinion dated September 27, 2000.

  Summary of Transaction

   Credit Suisse First Boston reviewed the summary terms of the transaction for the Board of Directors including the fact that Royal Bank of Canada proposed to pay in cash $95.00 per share of Dain Rauscher common stock. This represented a premium to the market price of such common stock, as traded on the New York Stock Exchange, as follows:

      From September 27, 2000 (the last full trading day prior to announcement of the merger)....................................  18.9%
      Over the 30-day closing average from August 26 to September 27,
       2000...........................................................  19.7%
      From December 31, 1999.......................................... 104.0%

   Based on selected financial data of Dain Rauscher, Credit Suisse First Boston calculated for Dain Rauscher transaction multiples, on a fully diluted basis, to: last twelve months' net revenues, last twelve months' earnings per share, year 2000 estimated earnings per share, book value, and tangible book value.

      Last 12 Months' Net Revenues........................................ 1.29x
      Last 12 Months' Earnings Per Share.................................. 13.6x
      Year 2000E Earnings Per Share....................................... 13.2x
      Book Value.......................................................... 3.01x
      Tangible Book Value................................................. 4.01x

   Year 2000 estimates are based on I/B/E/S International Inc., an industry service provider of earnings information.

  Comparable Companies Analysis

   Using publicly available information, Credit Suisse First Boston analyzed certain financial and stock market data for three selected companies in the retail brokerage industry that Credit Suisse First Boston considered to be comparable to Dain Rauscher. Credit Suisse First Boston compared such data, after applying an equity control premium of 20%, with comparable data for Dain Rauscher. In performing this analysis, Credit Suisse First Boston reviewed selected financial data for the following selected companies:

  .  A.G. Edwards;

  .  Morgan Keegan; and

  .  Raymond James.

   For each of the selected companies and for Dain Rauscher, Credit Suisse First Boston calculated multiples of the equity value of Dain Rauscher to: last twelve months' net revenues, last twelve months' earnings per share, year 2000 estimated earnings per share, book value, and tangible book value.

   Credit Suisse First Boston's analysis of the selected companies resulted in the following range of multiples:

                                                              Relevant     Peer
                                                           Multiple Range Median
                                                           -------------- ------
     Last 12 Months' Net Revenue.......................... 0.97x -- 1.57x 1.29x
     Last 12 Months' Earnings Per Share................... 12.3x -- 12.7x 12.5x
     Year 2000E Earnings Per Share........................ 11.5x -- 12.4x 11.5x
     Book Value........................................... 2.10x -- 2.67x 2.22x
     Tangible Book Value.................................. 2.10x -- 2.67x 2.34x

   Financial data used to calculate the multiples for the selected companies was based on market data reported by those companies in their most recent regulatory filings as of September 25, 2000, and year 2000 estimates are based on I/B/E/S International Inc., an industry service provider of earnings information. An equity control premium of 20% was derived from the average control premium in relevant transactions since 1997. In addition, all per share data was calculated on the assumption that there are 14.85 million shares outstanding, on a fully-diluted basis. Based on the analysis described above, Credit Suisse First Boston derived an equity value reference range of $80.00 to $100.00 per share of Dain Rauscher common stock.

  Comparable Transactions Analysis

   Using publicly available information, Credit Suisse First Boston analyzed the following nine transactions involving acquisitions by banks of broker-dealers that were announced during the period from April 1997 to August 2000:

  .  Bankers Trust/Alex Brown;

  .  First Union/Wheat First;

  .  US Bancorp/Piper Jaffray;

  .  KeyCorp/McDonald;

  .  Wachovia/Interstate Johnson;

  .  First Union/Everen;

  .  Wells Fargo/Ragen MacKenzie;

  .  Chase/Hambrecht & Quist; and

  .  The MONY Group/Advest.

   For each of the selected transactions, Credit Suisse First Boston calculated multiples for: last twelve months' net revenues; last twelve months' earnings per share; current year estimated earnings per share; book value; and tangible book value.

   Credit Suisse First Boston's analysis of these selected transactions resulted in the following range of multiples:

                                                          Comparable  Comparable
                                                            Range       Median
                                                         ------------ ----------
Last 12 Months' Net Revenue............................. 0.82x--3.08x   1.33x
Last 12 Months' Earnings Per Share...................... 13.3x--20.5x   16.1x
Year 2000E Earnings Per Share........................... 12.3x--18.1x   15.6x
Book Value.............................................. 1.98x--4.04x   2.42x
Tangible Book Value..................................... 2.05x--4.69x   2.63x

   Based on the analysis described above, Credit Suisse First Boston derived an equity value reference range of $77.00 to $109.00 per share of Dain Rauscher common stock.

  Discounted Cash Flow Analysis

   Credit Suisse First Boston performed a discounted cash flow analysis of Dain Rauscher's projected after-tax free cash flows. This analysis was based on forecasts for a five year period through calendar year 2005, utilizing estimated calendar year 2000 earnings and a long term growth supplied by I/B/E/S International and assumed a 10% required tangible equity to assets ratio. Credit Suisse First Boston estimated the present value of the cash flow available for distribution to Dain Rauscher's stockholders and estimated the terminal value based on multiples ranging from 10x to 12x the projected 2005 calendar year net income of Dain Rauscher.

   Credit Suisse First Boston then calculated implied equity values by utilizing discount rates ranging from 13.0% to 15.0%. Credit Suisse First Boston arrived at these discount rates based on its judgment of the cost of equity for the same three companies selected for Credit Suisse First Boston's analysis of comparable companies, and arrived at these terminal value multiples based upon the current values of such selected companies.

   Based upon this analysis, Credit Suisse First Boston derived an equity value reference range of $80.00 to $100.00 per share of Dain Rauscher common stock.

  Engagement of Credit Suisse First Boston

   Pursuant to the terms of Credit Suisse First Boston's engagement as Dain Rauscher's financial advisor, Dain Rauscher has agreed to pay Credit Suisse First Boston a total fee of $9.9 million, $1.25 million of which became payable upon the delivery of Credit Suisse First Boston's opinion. Payment of the remainder of its fee is contingent upon the consummation of the proposed merger. Dain Rauscher has also agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses and to indemnify Credit Suisse First Boston against liabilities resulting from or arising out of its engagement.

   In the past, Credit Suisse First Boston and its affiliates have provided financial advice and services to both Dain Rauscher and Royal Bank of Canada in connection with matters unrelated to this merger for which Credit Suisse First Boston and its affiliates have received compensation.

   In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Dain Rauscher and Royal Bank of Canada for Credit Suisse First Boston's and its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Royal Bank of Canada's Reasons for the Merger

   One of Royal Bank of Canada's strategic priorities is the expansion of its U.S. operations in businesses in which Royal Bank of Canada is strong in Canada and sees opportunities for growth in the United States. In that regard, the acquisition of Dain Rauscher, with its capabilities in wealth management and investment banking, is consistent with Royal Bank of Canada's U.S. growth strategy.

   With respect to Dain Rauscher's full service brokerage, the acquisition represents a major step for Royal Bank of Canada in building a U.S. wealth management capability and will approximately double the size of Royal Bank of Canada's existing full service brokerage operations globally as measured by revenues, assets under administration and the number of employees considered investment advisers under Canadian securities laws. It also provides a base for further growth, both internally and through acquisitions.

   Dain Rauscher's investment banking business enhances Royal Bank of Canada's ability to serve Canadian clients as they access U.S. capital markets, and provides additional resources for U.S. equity origination and distribution. Dain Rauscher has a strong position in equity origination and distribution for companies in the technology and energy sectors--two sectors Royal Bank of Canada has targeted for growth in the United States.

   Royal Bank of Canada expects revenue synergies between this acquisition and its existing operations, including the potential sale of products of Security First Network Bank and Prism Financial Corporation, each a subsidiary of Royal Bank of Canada, to Dain Rauscher's wealth management customers. In the corporate and investment banking business, Dain Rauscher's clients could be provided RBC Dominion Securities, a subsidiary of Royal Bank of Canada, high-yield bonds, mergers and acquisitions advice and credit and treasury products. RBC Dominion Securities' Canadian clients could be offered Dain Rauscher's U.S. research, underwriting and capital markets services.

Interests of Dain Rauscher's Directors and Officers in the Merger

   Some of Dain Rauscher's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Dain Rauscher. Dain Rauscher's board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

  . Retention Bonus Pool. Some officers and key employees, as determined by the Chairman, Chief Executive Officer and President of Dain Rauscher, in consultation with Royal Bank of Canada, will be eligible to participate in a retention bonus pool consisting of U.S. $200 million in retention units which track the value of Royal Bank of Canada common stock. The retention unit awards will vest over a period of up to four years from the date of the completion of the merger.

  . Stock Options and Restricted Stock. Some of the officers and directors hold stock options and restricted stock that were granted on or after January 28, 2000 that will be converted into stock options and restricted stock of Royal Bank of Canada. Stock options that were granted prior to January 28, 2000, other than certain options held by Mr. Weiser, whether or not currently exercisable will be canceled after completion of the merger and the holder of the option will be entitled to receive an amount in cash equal to the difference between U.S. $95 and the exercise price per share of the Dain Rauscher option multiplied by the number of Dain Rauscher shares previously subject to that option. Mr. Weiser's option to purchase 150,000 shares, at an exercise price of U.S. $50 per share, granted January 4, 2000, will be converted into an option to purchase Royal Bank of Canada common stock as described below. Restrictions on restricted stock awards granted prior to January 28, 2000 generally will lapse upon completion of the merger. Stock options and restricted shares of Dain Rauscher that are converting into stock options and restricted shares of Royal Bank of Canada generally become fully vested by the second anniversary of the completion of the merger.

  . Benefit Plans. All unvested account balances under Dain Rauscher's Management Deferred Stock Plan and Wealth Accumulation Plan will become vested and the entire account balances will be distributed to participants in these plans upon completion of the merger. All unvested account balances under the Directors' Deferred Compensation Plan will become vested and the entire account balance will be distributed to participants in this plan upon completion of the merger.

  . Employment Agreements. Irving Weiser entered into an employment agreement with Dain Rauscher on September 28, 2000 to serve as the Chairman and Chief Executive Officer of Dain Rauscher after completion of the merger. The employment agreement becomes effective upon the completion of the merger and continues until December 31, 2003. Pursuant to this employment agreement, Mr. Weiser will receive an annual base salary of U.S. $300,000 and a guaranteed bonus of at least U.S. $3 million during each year of the term of his employment agreement. Pursuant to the retention program, on the effective date of the merger, Mr. Weiser will also be granted retention units with a fair market value equal to U.S. $6.5 million which will vest over a three-year period. In addition, Mr. Weiser agreed that for a one-year period following the date the merger is completed, he would not exercise the option granted to him on January 4, 2000, to purchase 150,000 shares of the Company's stock at a purchase price of U.S. $50.00 per share, an aggregate gain value on the effective date of the merger of U.S. $6.75 million. This option which by its terms would have become fully vested upon completion of the merger, will be converted into an option to purchase shares of common stock of Royal Bank on the same terms applicable to other options being converted into options of Royal Bank stock. The restriction on Mr. Weiser's ability to exercise this option would lapse if Mr. Weiser's employment were to terminate for any reason during such one-year period or if Royal Bank were to be merged or the subject of a tender or exchange offer for over 50% of its outstanding stock.

    Mr. Weiser's employment agreement provides that in the event Mr. Weiser's employment is terminated other than for cause or disability, or if Mr. Weiser terminates his employment for good reason, the combined company will provide the following severance benefits:

    . an amount equal to Mr. Weiser's annual salary and guaranteed bonus that has accrued to the date of termination, but has not been paid and an amount equal to the amount of salary and guaranteed bonus that Mr. Weiser would have received had he remained employed throughout the term of his employment agreement;

    . for the remainder of Mr. Weiser's life and that of his wife, the combined company will provide medical and dental benefits to Mr. Weiser and his wife on the same basis that such benefits are provided to similarly situated senior executives, provided that such benefits are not otherwise available from another employer other than certain non-profit or non-commerical employers;

    . the retention units that Mr. Weiser received will vest and be paid immediately;

    . any unvested long-term incentive awards or other incentive awards will vest and become immediately exercisable free of restrictions, to the extent those restrictions relate to continued employment; and

    . the combined company will pay Mr. Weiser any other amounts or benefits that he is eligible to receive under any plan, program, policy or practice or contract or agreement of the combined company and its affiliated companies through the date of termination.

     The employment agreement provides that if any payment made by the combined company to or for the benefit of Mr. Weiser, whether or not paid pursuant to the terms of the employment agreement, would be subject to excise tax payments under Section 4999 of the Internal Revenue Code, then Dain Rauscher will make an additional payment to Mr. Weiser in an amount that, after deducting all federal, state and local taxes imposed on the additional payment, and the excise tax, will equal the tax payable by Mr. Weiser.

     Mr. Weiser's employment agreement also includes confidentiality provisions which survive termination of employment and noncompetition and nonsolicitation provisions which endure for the longer of three years from the completion of the merger or one year from the date of termination of employment.

  . Peter Grant entered into an employment agreement with Dain Rauscher on September 28, 2000 to serve as the President and Chief Operating Officer of the Equity Capital Markets Division of Dain Rauscher after completion of the merger. The employment agreement becomes effective upon the completion of the merger and continues until December 31, 2003. Pursuant to this employment agreement, Mr. Grant will receive an annual base salary of U.S. $200,000 and a guaranteed bonus of at least U.S. $3.5 million during each year of the term of his employment agreement. Pursuant to the retention program, on the effective date of the merger, Mr. Grant will also be granted retention units with a fair market value equal to U.S. $13.5 million which will vest over a three-year period.

     The employment agreement provides that in the event Mr. Grant's employment is terminated other than for cause or disability, or if Mr. Grant terminates his employment for good reason, the combined company will provide the following severance benefits:

    . an amount equal to Mr. Grant's annual salary and guaranteed bonus that has accrued to the date of termination, but has not been paid and an amount equal to the amount of salary and guaranteed bonus that Mr. Grant would have received had he remained employed throughout the term of his employment agreement;

    . for the remainder of Mr. Grant's life and that of his wife, the combined company will provide medical and dental benefits to Mr. Grant and his wife on the same basis that such benefits are provided to similarly situated senior executives, provided that such benefits are not otherwise available from another employer other than certain non-profit or non-commercial employers;

    . the retention units that Mr. Grant received will vest and be paid immediately;

    . any unvested long-term incentive awards or other incentive awards will vest and become immediately exercisable free of restrictions, to the extent those restrictions relate to continued employment; and

    . the combined company will pay Mr. Grant any other amounts or benefits that he is eligible to receive under any plan, program, policy or practice or contract or agreement of Dain Rauscher and its affiliated companies through the date of termination.

     The employment agreement provides that if any payment made by the combined company to or for the benefit of Mr. Grant, whether or not paid pursuant to the terms of the employment agreement, would be subject to excise tax payments under Section 4999 of the Internal Revenue Code, then Dain Rauscher will make an additional payment to Mr. Grant in an amount that, after deducting all federal, state and local taxes imposed on the additional payment, and the excise tax, will equal the tax payable by Mr. Grant.

     The employment agreement also includes confidentiality provisions which survive termination of employment and noncompetition and nonsolicitation provisions which endure for the longer of three years from the completion of the merger or one year from the date of termination of employment.

  . Three additional key employees will continue as employees of Dain Rauscher after the effective time pursuant to written employment agreements that were entered into on September 28, 2000 pursuant to which these employees will receive guaranteed base salary, bonus and grants of retention units under the retention program.

  . Tax Gross-Up Payments. The value of the acceleration of vesting of equity awards under Dain Rauscher's stock incentive plans may result in excess parachute payments to some Dain Rauscher employees within the meaning of Section 280G of the Internal Revenue Code. Dain Rauscher's board of directors has adopted a resolution that will provide an additional payment to these employees in an amount that, after deducting all federal, state and local taxes imposed on such additional payment and the excise tax, will equal the excise tax payable by the employees. The purpose of this resolution is to assure that the employees retain the economic value of the stock options granted by Dain Rauscher.

  . Indemnification. Dain Rauscher's certificate of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Dain Rauscher and the merger agreement provides for the maintenance of directors' and officers' insurance for a period of six years after the effective time of the merger.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material federal income tax consequences of the merger to holders of Dain Rauscher common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement. Due to the complexity of the Internal Revenue Code, the following discussion is limited to the material federal income tax aspects of the merger for a stockholder of Dain Rauscher who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Dain Rauscher common stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Dain Rauscher common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

   For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Dain Rauscher common stock for cash by each Dain Rauscher stockholder (including any stockholder who properly exercises dissenters' rights) other than any holder of restricted shares to be converted into Royal Bank restricted stock. Accordingly, the federal income tax consequences to the Dain Rauscher stockholders receiving cash will generally be as follows:

  . The stockholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of Dain Rauscher common stock pursuant to the merger.

  . The capital gain or loss, if any, will be long-term with respect to shares of Dain Rauscher common stock held for more than 12 months as of the effective time of the merger.

  . The amount of capital gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of dissenter's rights, and the stockholder's tax basis in the shares of Dain Rauscher common stock at the effective time of the merger.

   Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises dissenters' rights, will be reported to the extent required by the Internal Revenue Code to Dain Rauscher stockholders and the Internal Revenue Service. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at a rate of 31% may apply to
a stockholder who fails to supply Dain Rauscher or          , as paying agent,
with the stockholder's taxpayer identification number or fails to report all interest and dividends required to be shown on the stockholder's federal income tax returns. Accordingly, each Dain Rauscher stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Dain Rauscher common stock. Withholding may also apply to Dain Rauscher stockholders who are otherwise exempt from this withholding, such as a non-resident alien, if that person fails to properly document its status as an exempt recipient.

                              ACCOUNTING TREATMENT

   The merger will be accounted for by the use of the purchase method of accounting, in accordance with International Accounting Standards. This means that Royal Bank of Canada will record as goodwill the excess of the purchase price of Dain Rauscher over the fair value of Dain Rauscher's identifiable assets, including intangible assets, and liabilities.

                         REQUIRED REGULATORY APPROVALS

   The consummation of the merger is subject to a number of regulatory approvals that are described below. While Royal Bank of Canada and Dain Rauscher have no reason to believe that they will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all.

Antitrust

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under that legislation, Royal Bank of Canada and Dain Rauscher cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Royal Bank of Canada and Dain Rauscher filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on
      , 2000.

   At any time before or after completion of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Royal Bank of Canada or Dain Rauscher. Private parties may also bring actions under the antitrust laws under certain circumstances. Although Royal Bank of Canada and Dain Rauscher believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

Canadian Approvals

   Under applicable Canadian law, the merger constitutes a substantial investment by Royal Bank of Canada in a financial institution and other entities. Accordingly, prior written approval of the Canadian Minister of Finance on the recommendation of the Canadian Superintendent of Financial Institutions is required before the merger can be completed.

Broker-Dealer Regulations

   Because Dain Rauscher owns a registered broker-dealer, Royal Bank of Canada and Dain Rauscher must make certain filings with, or give notifications to, a number of U.S. federal, state and foreign governmental and self-regulatory agencies, and securities and other exchanges, before the merger is completed.

Other Applications and Notices

   Royal Bank of Canada and Dain Rauscher conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Royal Bank of Canada and Dain Rauscher are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. Royal Bank of Canada and Dain Rauscher have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals prior to the effective time of the merger if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger transaction.

                              THE MERGER AGREEMENT

   This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement.

The Merger

   Viking Merger Subsidiary, a Delaware corporation and an indirect wholly owned subsidiary of Royal Bank of Canada, will merge with and into Dain Rauscher. Viking Merger Subsidiary was created solely for the purposes of the merger and has no significant assets and no operations of its own.

Effective Time of the Merger

   The merger will become effective when Royal Bank of Canada and Dain Rauscher file a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the third business day after the conditions contained in the merger agreement have been satisfied or waived or at the election of Royal Bank of Canada the last business day of the month in which such day occurs, or on another date agreed upon by Royal Bank of Canada and Dain Rauscher.

Royal Bank of Canada's Right to Revise the Structure of the Merger

   Royal Bank of Canada may elect to restructure the merger:

  . so that Dain Rauscher is merged into Viking Merger Subsidiary or another wholly owned subsidiary of Royal Bank of Canada; or

  . so that an indirect wholly owned subsidiary other than Viking Merger Subsidiary is merged into Dain Rauscher.

   Royal Bank of Canada may not restructure the merger as set forth above if the restructuring would:

  .  alter or change the amount or kind of merger consideration;

  .  adversely change the treatment of holders of Dain Rauscher options; or

  . materially impede or delay the consummation of the transactions contemplated by the merger agreement.

Consideration to be Received in the Merger

   At the time the merger becomes effective, each issued and outstanding share of Dain Rauscher common stock, other than shares held by Royal Bank of Canada or its subsidiaries, shares held by Dain Rauscher as treasury shares, certain shares of restricted stock to be converted into shares of Royal Bank of Canada stock or shares held by stockholders exercising dissenters' rights, will be canceled and converted into the right to receive U.S. $95 in cash without interest.

Exchange Procedures

   Promptly after the effective time of the merger,           as paying agent,
will mail to each former holder of record of Dain Rauscher common stock a letter with instructions on how to exchange Dain Rauscher stock certificates for the cash merger consideration.

   Please do not send in your Dain Rauscher stock certificates until you
receive the letter of transmittal and instructions from          . Do not
return your stock certificates with the enclosed proxy card. If your shares of Dain Rauscher stock are held through a broker, your broker will surrender your shares for cancellation.

   After you mail the letter of transmittal, duly executed and completed in
accordance with its instructions, and your stock certificates to          ,
Royal Bank of Canada will cause your check to be mailed to you. The Dain Rauscher stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of Dain Rauscher common stock, and Dain Rauscher stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of Dain Rauscher common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to Royal Bank of Canada's satisfaction that such tax is not applicable.

   If your Dain Rauscher stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for
your shares.           will send you instructions on how to provide such
evidence.

   If you do not return a completed letter of transmittal and your Dain
Rauscher stock certificates to           within 180 days after the effective
time of the merger, you may be required to look to Royal Bank of Canada, as a general creditor of Royal Bank of Canada, for payment of the cash merger consideration.

Representations and Warranties

   The merger agreement contains a number of customary representations and warranties made by Dain Rauscher and Royal Bank of Canada relating to themselves and their respective subsidiaries. Dain Rauscher has made representations and warranties regarding, among other things:

  .  its due organization, good standing and qualification;

  .  its capital stock;

  .  its subsidiaries;

  .  its corporate power, authority and action;

  . its governmental filings, reports, SEC documents and financial statements;

  .  the absence of any violations as a result of the merger agreement;

  .  the absence of undisclosed liabilities;

  .  the absence of certain changes or events;

  .  its properties and securities;

  .  litigation and regulatory actions;

  .  its compliance with laws and registrations with appropriate authorities;

  .  its investment advisory clients and activities;

  .  environmental matters;

  .  its use of brokers or finders;

  .  its compensation and benefit plans;

  . the absence of knowledge of any reason for regulatory approvals to be withheld;

  .  its labor relations;

  .  its insurance;

  .  its tax matters;

  .  its use of derivatives;

  .  its accounting contracts and proprietary rights;

  .  its intellectual property;

  .  the opinion of Credit Suisse First Boston;

  .  the existence of certain non-competition contracts; and

  .  its Rights Plan.

   Royal Bank of Canada has made representations and warranties regarding, among other things:

  .  its due organization, good standing and authority;

  .  its corporate authority and action;

  .  its governmental filings;

  .  the absence of any violations as a result of the merger agreement;

  . the absence of knowledge of any reason why regulatory approvals would be withheld;

  .  the availability of funds;

  .  the interim operations of Viking Merger Subsidiary;

  .  its use of brokers and finders; and

  .  its legal proceedings and regulatory actions.

Conduct of Business Pending the Merger

   During the period from the signing of the merger agreement until the merger becomes effective, Dain Rauscher has agreed, subject to the exceptions specified in the merger agreement and plans disclosed to Royal Bank of Canada in connection with the merger agreement, that Dain Rauscher and each of its subsidiaries, among other things:

  . will carry on its business in the ordinary and usual course and, to the extent consistent with that obligation, will use its reasonable best efforts to preserve its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, counterparties, employees and business associates;

  . will not, and will not enter into an agreement to, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Dain Rauscher or any of its subsidiaries, nor will it permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights, with certain exceptions specified in conversations with Royal Bank of Canada;

  . will not declare, set aside for payment, or pay any dividend or other distribution on the capital stock of Dain Rauscher or any of its subsidiaries, other than dividends or distributions from wholly owned subsidiaries of Dain Rauscher to Dain Rauscher or another of its wholly owned subsidiaries and regular quarterly cash dividends on common stock at a rate not to exceed U.S. $0.22 per share per quarter;

  . will not adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Dain Rauscher capital stock;

  . will not enter into, amend, modify or renew any employment, consulting, severance or similar contract except as specified in or in connection with the merger agreement;

  . will not increase the salary, wages or other benefits of employees except as specified in or in connection with the merger agreement;

  . will not enter into, establish, adopt or amend in any material respect, except as specified in or in connection with the merger agreement, any benefit plan in respect of any director, officer or employee of Dain Rauscher or any of its subsidiaries or take any action to accelerate vesting thereunder;

  . will not sell, transfer, mortgage, encumber or otherwise dispose of, or permit the creation of any lien in respect of, or discontinue any material amount of its assets, businesses or properties, except in the ordinary course of business consistent with past practice;

  . will not acquire assets, business or properties, except in the ordinary course of business consistent with past practice;

  . will not amend the corporate governance documents of Dain Rauscher or any of its subsidiaries;

  . will not implement or adopt any change in accounting principles or material accounting practices except as may be required by a change in U.S. GAAP;

  . will not make or change any material tax election, change any method of tax accounting, file any tax return or settle any dispute with respect to a material amount of taxes;

  . will not enter into, amend or terminate material contracts, except in the ordinary course of business consistent with past practice;

  . will not settle any material claim, except those involving solely money damages and meeting the other conditions set out in the merger agreement;

  . will not knowingly take any action that is reasonably likely to result in any of Dain Rauscher's representations or warranties being untrue such that a condition to the merger would not be satisfied;

  . will not knowingly take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

  . will not knowingly engage in a new line of business or acquire assets not currently held by Dain Rauscher or its subsidiaries that would not be permissible for a United States financial holding company or that would subject Royal Bank of Canada or Dain Rauscher or any of their respective subsidiaries to regulation by a government entity that does not presently regulate them or whose regulation is materially different from regulations that are currently applicable to Royal Bank of Canada or Dain Rauscher;

  . will not incur debt other than in the ordinary course of business consistent with past practice;

  . except to the extent required, based on the written advice of outside counsel, in the exercise of the fiduciary obligations of Dain Rauscher or one of its subsidiaries to an investment company, will not request that any action be taken by any board of trustees of that investment company, other than routine actions that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dain Rauscher or any investment company;

  . will not agree, commit to or enter into any agreement to take any of the actions discussed above.

   In addition, during the period from the signing of the merger agreement until the merger becomes effective, Royal Bank of Canada has agreed, subject to exceptions specified in the merger agreement and plans disclosed to Dain Rauscher in connection with the merger agreement, that it and each of its subsidiaries will not knowingly take any action reasonably likely to result in any of Royal Bank of Canada's representations and warranties being untrue such that a condition to the merger would not be satisfied or any of the conditions to the Merger Agreement would not be satisfied.

No Solicitation of Acquisition Proposals

   Dain Rauscher has agreed that it will not, and it will use its reasonable best efforts to cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. However, Dain Rauscher and its board of directors have the right to:

  . make any disclosure to Dain Rauscher's stockholders if, in the good faith judgment of its board of directors, failure to do so would be inconsistent with its obligations under applicable law;

  . provide information to, or engage in such discussions or negotiations with, any person who has made a bona fide written acquisition proposal, received after September 28, 2000, that did not result from the breach of Dain Rauscher's obligations not to solicit or engage in discussions or negotiations with respect to an acquisition proposal except as contemplated in the merger agreement, if the acquisition proposal is a superior proposal, Dain Rauscher's board of directors, after having consulted with and considering the advice of outside counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is required under Delaware law, and Dain Rauscher has received a confidentiality agreement from the person making the proposal; and

  . recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if the acquisition proposal is a superior proposal, Dain Rauscher's board of directors, after having consulted with and considering the advice of outside counsel, has determined in good faith that making the recommendation is required under Delaware law and Dain Rauscher has received a confidentiality agreement from the person making the superior proposal.

   A superior proposal is an acquisition proposal by a third party on terms that Dain Rauscher's board of directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable from a financial point of view to Dain Rauscher's stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of consummation of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of that proposal and any other relevant factors permitted under applicable law. The Dain Rauscher board must also notify Royal Bank of Canada that, absent action on the part of Royal Bank of Canada, it would consider the third-party acquisition proposal to be a superior proposal and must give Royal Bank of Canada at least five business days to respond to the third-party acquisition proposal. The Dain Rauscher board must then consider any amendment or modification to the merger agreement proposed by Royal Bank of Canada in response to this proposal in determining whether it is a superior proposal.

   Dain Rauscher has also agreed to:

  . terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date the merger agreement was signed; and

  . notify Royal Bank of Canada promptly of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal.

Stock Plans and Other Employee Benefits

   Royal Bank of Canada has agreed that following the merger it will cause various obligations under Dain Rauscher's stock plans and employee benefits plans to continue, pursuant to their terms.

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

  Stock Options, Restricted Stock and Other Stock Plans

   Prior to the effective time of the merger, Dain Rauscher will use its reasonable best efforts to take such actions as may be necessary, including obtaining consents from option holders if necessary, so that as of the effective time of the merger each option to purchase Dain Rauscher shares that was granted prior to January 28, 2000, other than options granted to Irving Weiser pursuant to an option agreement between Mr. Weiser and Dain Rauscher dated January 4, 2000, whether or not then exercisable, is canceled. The holders of each option that is canceled will be entitled to receive, upon surrender of the option, an amount in cash equal to the difference between U.S. $95 and the exercise price per share of the Dain Rauscher option multiplied by the number of Dain Rauscher shares previously subject to that Dain Rauscher option.

   At the effective time of the merger, each then-outstanding option to purchase Dain Rauscher shares that was granted by Dain Rauscher on or after January 28, 2000, whether vested or unvested, will be assumed by Royal Bank of Canada and converted into an option to acquire a number of whole shares of Royal Bank of Canada common stock on the same terms and conditions as set forth in Dain Rauscher's stock plan as in existence immediately prior to the effective time, equal to the product of:

  .  the number of Dain Rauscher shares subject to the option,

  . an exchange ratio equal to a fraction, the numerator of which is U.S. $95 and the denominator of which is the average of the closing price of the Royal Bank of Canada shares on the New York Stock Exchange for the five trading days immediately preceding the date of the merger,

   The per share exercise price, rounded to the nearest cent, will be equal to:

  . the exercise price per Dain Rauscher share purchasable pursuant to the option, divided by

  .  the exchange ratio referred to above.

   At the effective time of the merger, each option to purchase Dain Rauscher shares that was granted to Mr. Weiser pursuant to the January 4, 2000, option agreement will be assumed by Royal Bank of Canada on the terms set forth above and will be exercisable according to the terms of an employment agreement between Mr. Weiser and Dain Rauscher dated September 28, 2000.

   Dain Rauscher and Royal Bank of Canada will take those actions as may be necessary to cause each share of restricted Dain Rauscher common stock issued after January 28, 2000, to remain outstanding until, and to be converted at, the effective time of the merger into a number of shares of restricted Royal Bank of Canada equal to the product of one multiplied by the exchange ratio and rounded to the nearest whole number of shares. The shares of restricted Royal Bank of Canada common stock will be subject to the same terms and conditions as the restricted Dain Rauscher common stock.

  Other Employee Benefits

   Dain Rauscher and Royal Bank of Canada have agreed that, after completion of the merger:

  . Royal Bank of Canada or the combined company will honor, in accordance with their terms, all benefit obligations to Dain Rauscher employees accrued as of the effective time of the merger and all employee severance obligations under plans and policies in existence on September 28, 2000; and

  . for one year after the effective time of the merger, Royal Bank of Canada or the combined company will provide Dain Rauscher employees with employee benefits that are substantially comparable to those provided by Dain Rauscher to its employees or former employees immediately prior to the merger.


   In addition, to ensure that the combined company will have the benefit of continuity of employment, Dain Rauscher will cooperate with Royal Bank of Canada prior to the effective time of the merger to establish compensation practices applicable after the effective time comparable to those currently applied by Dain Rauscher, and it is the intention of Dain Rauscher and Royal Bank of Canada that these practices may be amended as necessary to ensure that Dain Rauscher remains competitive in its ability to attract talented personnel and to meet its business needs.

   Pursuant to the merger agreement, a retention bonus pool will be allocated among key employees of Dain Rauscher, as determined by the Chairman, Chief Executive Officer and President of Dain Rauscher, in consultation with Royal Bank of Canada, consisting of U.S. $200 million in retention units, which track the value of Royal Bank of Canada common stock and which will vest over a period of up to four years.

Indemnification; Directors' and Officers' Insurance

   After the merger, Royal Bank of Canada, to the fullest extent permitted under applicable law, will cause the surviving entity to indemnify and hold harmless the individuals who immediately prior to the merger were directors or officers of Dain Rauscher against all costs arising from or relating to or otherwise in respect of any actual or threatened claim or action arising out of matters existing before or at the effective time of the merger.

   Royal Bank of Canada will use reasonable best efforts to require the surviving entity to provide, for a period of six years after the merger becomes effective, directors' and officers' liability insurance that will reimburse present and former officers and directors of Dain Rauscher or its subsidiaries for claims against them arising from events that occurred before the effective time of the merger, in coverage and amounts that are no less than, and on terms that are no less advantageous in any material respect than, that provided by Dain Rauscher, provided that Royal Bank of Canada will not be required to spend more than 200% of the amount currently spent by Dain Rauscher for that insurance.

Additional Covenants

   The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

  Reasonable Best Efforts

   Subject to the terms of the merger agreement, Dain Rauscher and Royal Bank of Canada will use their reasonable best efforts in good faith to take, or cause to take, all actions, and to do, or cause others to do, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable. Each party will cooperate fully with the other to that end.

  Stockholder Meetings

   Dain Rauscher and Royal Bank of Canada will cooperate to file with the Securities and Exchange Commission any documents necessary to complete the merger. Dain Rauscher will take all action necessary to convene a special meeting of its stockholders as promptly as practicable after September 28, 2000, at which the holders of Dain Rauscher's common stock will consider the adoption of the merger agreement, even if the board makes no recommendation with respect to this proposal or recommends that the stockholders reject this proposal unless the merger agreement is terminated before the date of the special meeting.

   The board of directors of Dain Rauscher will recommend to its stockholders the adoption of the merger agreement and will use its best reasonable efforts, subject to the terms of the merger agreement and applicable law, to solicit that adoption, subject to the right of the board to withdraw its recommendation under certain circumstances.

  Regulatory Applications; Consents

   Dain Rauscher, Royal Bank of Canada and their respective subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable.

Conditions to Consummation of the Merger

   The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

  Conditions to Royal Bank of Canada's and Dain Rauscher's Obligations

   Royal Bank of Canada and Dain Rauscher are obligated to complete the merger only if each of the following conditions is satisfied or waived:

  . The merger agreement must be adopted by the holders of a majority of the outstanding shares of Dain Rauscher common stock.

  . All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities and other third parties required for the consummation of the merger must have been obtained or made and must be in full force and effect and all waiting periods required by law must have expired other than those that, if they were not obtained or made or if they had not expired, would not reasonably be expected to have a material adverse effect on Royal Bank of Canada or Dain Rauscher. No governmental or regulatory consent will be deemed obtained or made if it is subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably likely to have a material adverse effect on the surviving corporation in the merger or Royal Bank of Canada after the merger.

  . No governmental authority may have enacted or issued any statute, rule, injunction or other order that restrains or prohibits the consummation of the merger and the related transactions.

  Canadian Approvals

   Under applicable Canadian law, the merger constitutes a substantial investment by Royal Bank of Canada in a financial institution and other entities. Accordingly, prior written approval of the Canadian Minister of Finance on the recommendation of the Canadian Superintendent of Financial Institutions is required before the merger can be completed.

  Conditions to the Obligations of Dain Rauscher

   Dain Rauscher will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

  . The representations and warranties of Royal Bank of Canada must be true and correct as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on Royal Bank of Canada, and Dain Rauscher must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of Royal Bank of Canada.

  . Royal Bank of Canada and Viking Merger Subsidiary must have performed all obligations required by the merger agreement at or prior to the closing date, and Dain Rauscher must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of Royal Bank of Canada.

  Conditions to the Obligations of Royal Bank of Canada and Viking Merger Subsidiary

   Royal Bank of Canada and Viking Merger Subsidiary will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

  . The representations and warranties of Dain Rauscher must be true and correct as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on Dain Rauscher, and Royal Bank of Canada must have received a certificate to that effect, dated the closing date, signed by Dain Rauscher's Chief Executive Officer and Chief Financial Officer on behalf of Dain Rauscher.

  . Dain Rauscher must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and Royal Bank of Canada must have received a certificate to that effect, dated the closing date, signed by Dain Rauscher's Chief Executive Officer and Chief Financial Officer on behalf of Dain Rauscher.

  . The employment agreements of Irving Weiser, Peter Grant and certain other key employees must be in full force and effect and each person is employed by Dain Rauscher as of the closing and has not committed an act or omission that would permit termination "for cause" under their respective employment agreements. This condition would not be considered unsatisfied if either Mr. Weiser or Mr. Grant, or any or all of the other key employees, were to die or become disabled.

Termination and the Effects of Termination

   The merger agreement may be terminated under the circumstances described in this section. In some cases this may require Dain Rauscher to pay a termination fee which is described in the next section.

  Termination by Royal Bank of Canada or Dain Rauscher

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

  . by the mutual consent of Royal Bank of Canada, Viking Merger Subsidiary and Dain Rauscher;

  .  by Royal Bank of Canada or Dain Rauscher, in the event of:

    . a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; and

    . which breach, individually or in the aggregate with other breaches, would cause a condition of the merger agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to consummate the merger;

  . by Royal Bank of Canada or Dain Rauscher if the merger is not completed on or before March 31, 2001;

  . by Royal Bank of Canada or Dain Rauscher, if the approval of any governmental authority required for consummation of the merger has been denied by final non-appealable action of the governmental authority, as further discussed in the merger agreement;

  . by Royal Bank of Canada, if Dain Rauscher's stockholders fail to approve the merger;

  . by Royal Bank of Canada, if at any time prior to the special meeting, Dain Rauscher's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada; or

  . by Royal Bank of Canada, if Dain Rauscher or its board of directors recommends that Dain Rauscher's stockholders approve any acquisition proposal other than the merger.

  Fee if the Merger Agreement is Terminated

   Dain Rauscher must pay to Royal Bank of Canada a cash termination fee of U.S. $14 million if Royal Bank of Canada terminates the merger agreement:

  . at any time prior to the special meeting because Dain Rauscher's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada; or

  . because Dain Rauscher or its board of directors recommends that Dain Rauscher's stockholders approve any acquisition proposal other than the merger.

   The payment of this fee is in addition to any other rights that Royal Bank of Canada has under the merger agreement, the stock option agreement described below or otherwise. Royal Bank of Canada has agreed that the total profit that it may receive upon exercise of the option and payment of any termination fee payable by Dain Rauscher under the merger agreement will not exceed U.S. $50 million. See "Stock Option Agreement."

Expenses

   Each party will bear all expenses incurred by it in connection with the merger agreement.

Amendment and Waiver

   Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. However, after the stockholders of Dain Rauscher adopt the merger agreement, no amendment may be made which under applicable law would require further approval of the stockholders without obtaining the required further approval.

                             STOCK OPTION AGREEMENT

   This section describes the material terms of the stock option agreement between Dain Rauscher and Royal Bank of Canada. The following description of the stock option agreement is not complete and you should read the stock option agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the stock option agreement. The complete text of the stock option agreement is attached to this proxy statement as Appendix B and is incorporated by reference into this proxy statement.

   Pursuant to the stock option agreement, Royal Bank of Canada has the right, under the circumstances described below, to acquire up to 2,571,451 of the authorized but unissued shares of Dain Rauscher common stock, or approximately 19.9% of the outstanding shares as of September 28, 2000, at a per share exercise price of U.S. $79.88, payable in cash. The stock option agreement could have the effect of making an acquisition of Dain Rauscher by a third party more costly because of the need to acquire from Royal Bank of Canada in any third-party transaction the option shares issued under the option agreement, and could also jeopardize the ability of a third party to acquire Dain Rauscher in a transaction to be accounted for as a pooling-of-interests.

   The option may be exercised by Royal Bank of Canada, in whole or in part, at any time or from time to time, if any of the following initial triggering events has occurred as long as Royal Bank of Canada sends written notice of the exercise within 90 days of the triggering event:

  . Dain Rauscher, without the consent of Royal Bank of Canada, has entered into an agreement with any person other than Royal Bank of Canada or its subsidiaries under which substantially all of the assets or operations of Dain Rauscher, more than 10% of the voting power of Dain Rauscher or one of its subsidiaries securities, will be acquired, or the board of directors of Dain Rauscher has recommended that the stockholders of Dain Rauscher approve or accept any acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries;

  . any person other than Royal Bank of Canada, or its subsidiaries has acquired beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Dain Rauscher common stock;

  . the stockholders of Dain Rauscher voted and failed to approve the merger agreement, or a meeting of the stockholders of Dain Rauscher has not been held or has been canceled before termination of the merger agreement, if before that meeting or termination of the merger agreement, there has been a public announcement that any person other than Royal Bank of Canada or its subsidiaries has made or intends to make a bona fide acquisition proposal to Dain Rauscher;

  . the board of directors of Dain Rauscher has withdrawn, modified or qualified, or publicly announced its intention to withdraw, modify or qualify, in any manner adverse to Royal Bank of Canada, its recommendation that the stockholders of Dain Rauscher approve the merger in anticipation of engaging in a transaction involving an acquisition proposal, or Dain Rauscher has authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose an acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries;

  . any person other than Royal Bank of Canada or its subsidiaries has filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition proposal, or filed a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in the exchange offer;

  . Dain Rauscher has willfully breached any covenant or obligation contained in the merger agreement after an overture is made by a third party to Dain Rauscher or its stockholders with respect to an acquisition proposal, and following that breach Royal Bank of Canada would be entitled to terminate the merger agreement, and the breach has not been cured by the time Royal Bank of Canada provides notice that it will exercise the stock option;

  . any person other than Royal Bank of Canada and its subsidiaries, without Royal Bank of Canada's consent, has filed an application or notice with any regulatory or antitrust authority regarding an acquisition proposal; and

  . one of the following subsequent triggering events has occurred before the effective time of the merger, the termination of the merger agreement in accordance with its terms occurs before the occurrence of an initial triggering event or the passage of 18 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event:

    . any person acquires beneficial ownership of 25% or more of the then outstanding shares of Dain Rauscher common stock; or

    . Dain Rauscher, without the consent of Royal Bank of Canada, has entered into an agreement for an acquisition proposal for a merger, the acquisition of substantially all of the assets or operations of Dain Rauscher, or the acquisition of more than 25% of the voting power of Dain Rauscher securities, with any person other than Royal Bank of Canada or any of its subsidiaries, or the board of directors of Dain Rauscher has recommended that the stockholders of Dain Rauscher approve or accept an acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries.

   Royal Bank of Canada cannot exercise the stock option at any time when Royal Bank of Canada is in material breach of any of its covenants or agreements contained in the merger agreement such that Dain Rauscher would be entitled to terminate the merger agreement in accordance with its terms.

   In lieu of the payment of the option price and the receipt of the option shares, under certain circumstances, Royal Bank of Canada may require Dain Rauscher to repurchase the stock option at a cash purchase price equal to the product determined by multiplying the number of option shares as to which the option has not yet been exercised, by the excess of the fair market value of the Dain Rauscher common stock, as determined in accordance with the terms of the stock option agreement, over the exercise price of the stock option agreement. Under certain circumstances, Royal Bank of Canada may require Dain Rauscher to repurchase option shares at a cash price set forth in the option agreement.

   The option agreement provides that if Royal Bank of Canada desires to sell any of the shares acquired as a result of exercising the stock option, and that sale requires the registration of the shares under the Securities Act of 1933, Dain Rauscher will be required to prepare and file, subject to certain limitations, a registration statement under the Securities Act for the purpose of permitting that sale of shares by Royal Bank of Canada.

   In the event that prior to the effective time of the merger, the termination of the merger agreement in accordance with its terms occurs before the occurrence of an initial triggering event or the passage of 18 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event:

  . Dain Rauscher enters into a merger agreement with any person other than Royal Bank of Canada or any of its subsidiaries and Dain Rauscher does not survive the merger;

  . Dain Rauscher enters into a merger agreement with a person other than Royal Bank of Canada or its subsidiaries and Dain Rauscher survives, but the outstanding shares of Dain Rauscher common stock are exchanged for securities of another person or cash or other property, or the then outstanding shares of Dain Rauscher common stock represent less than 50% of outstanding shares of the merged company; or

  . Dain Rauscher enters into an agreement to sell all or a substantial part of its assets or operations to any person other than Royal Bank of Canada or any of its subsidiaries,

then the agreement governing the applicable transaction must provide that upon the completion of that transaction, the stock option will be converted into an option of the acquiring person or any person that controls the acquiring person, and that option will have substantially the same terms and conditions of the stock option.

   Notwithstanding any other provision of the stock option agreement, in no event may the stock option be exercised for a number of shares that would, as of the date of exercise, provide Royal Bank of Canada with a Notional Total Profit, as defined below, of more than U.S. $50 million. As defined in the merger agreement, "Notional Total Profit" means, with respect to any number of shares as to which Royal Bank of Canada proposes to exercise the stock option, the Total Profit, as defined below, determined as of the date of that proposed exercise assuming that the stock option were exercised on that date for that number of shares and assuming that those shares, together with all other option shares held by Royal Bank of Canada and its affiliates as of that date, were sold for cash at the closing market price for Dain Rauscher common stock as of the close of business of the preceding trading day, less customary brokerage commissions. The term "Total Profit" means the sum, before taxes, of the following:

  . the amount of cash received by Royal Bank of Canada as a result of the repurchase of the stock option by Dain Rauscher;

  . the amount of cash received by Royal Bank of Canada as a result of the repurchase of option shares by Dain Rauscher, less the purchase price for such option shares;

  . the net cash amounts received by Royal Bank of Canada as a result of the sale of option shares, or any other securities into which such option shares are converted or exchanged, to any unaffiliated party, less Royal Bank of Canada's purchase price for such option shares;

  . the net cash amounts received by Royal Bank of Canada on the transfer of the stock option to any unaffiliated party;

  . any amount equivalent to the items listed above with respect to the substitute option; and

  .  any termination fee received pursuant to the merger agreement.

                   MARKET PRICE OF DAIN RAUSCHER COMMON STOCK

   Dain Rauscher common stock is listed on the New York Stock Exchange under the symbol "DRC." The following table sets forth, for the periods indicated, the high and low sales prices per share for Dain Rauscher common stock as reported on the New York Stock Exchange:

                                                                   High   Low
                                                                  ------ ------
                                                                   (in U.S. $)
1998:
  First Quarter.................................................. $69.00 $53.50
  Second Quarter................................................. $60.19 $50.81
  Third Quarter.................................................. $58.75 $31.19
  Fourth Quarter................................................. $37.81 $27.31
1999:
  First Quarter.................................................. $36.75 $28.31
  Second Quarter................................................. $54.13 $34.44
  Third Quarter.................................................. $58.44 $45.25
  Fourth Quarter................................................. $56.94 $42.88
2000:
  First Quarter.................................................. $65.94 $43.50
  Second Quarter................................................. $69.31 $49.38
  Third Quarter.................................................. $93.00 $64.06
  Fourth Quarter (through       , 2000)

   The closing market price per share of Dain Rauscher common stock on September 27, 2000, which was the last full trading day immediately preceding
the public announcement of the proposed merger, was U.S. $79.88. On      ,
2000, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Dain Rauscher common stock was U.S. $ .

   As of      , 2000, there were     shares of Dain Rauscher common stock
outstanding held by approximately   stockholders of record. This number does
not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

   Dain Rauscher has paid quarterly dividends of U.S. $0.22 per Dain Rauscher share during the past several years.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth information concerning the beneficial ownership of Dain Rauscher's common stock by directors and executive officers (designated under the rules of the Securities and Exchange Commission) and all directors and executive officers as a group (16 persons). Unless indicated otherwise, the information below is current as of September 30, 2000, and each named beneficial owner possesses sole voting and investment power with respect to all shares. Dain Rauscher is not aware that any person or group beneficially owned 5 percent or more of its common stock as of such date. On September 30, 2000, Dain Rauscher had 12,956,994 shares of common stock outstanding.

                              Title       Amount and
                                of   Nature of Beneficial                               Percent
   Name of Beneficial Owner   Class       Ownership                                     of Class
   ------------------------   -----  --------------------                               --------
   John C. Appel...........   Common        179,255(/1/)(/2/)(/3/)                        1.4%
   J. Evans Attwell........   Common         19,261(/1/)(/4/)                               *
   Susan S. Boren..........   Common         25,083(/1/)(/4/)                               *
   F. Gregory Fitz-Gerald..   Common         31,240(/1/)(/4/)                               *
   Peter M. Grant..........   Common         71,800(/1/)(/2/)(/3/)(/6/)                     *
   Walter F. Mondale.......   Common         11,415(/1/)(/4/)                               *
   C.A. Rundell, Jr........   Common         16,782(/1/)(/4/)                               *
   Robert L. Ryan..........   Common         18,782(/1/)(/4/)                               *
   Arthur R. Schultze,
    Jr.....................   Common         35,325(/1/)(/4/)                               *
   Ronald A. Tschetter.....   Common        162,033(/1/)(/2/)(/3/)                        1.3%
   Irving Weiser...........   Common        417,381(/1/)(/2/)(/3/)(/5/)                   3.1%
   Kenneth J. Wessels......   Common         70,949(/1/)(/3/)                               *
   All directors and
    executive officers as a
    group (16 persons).....   Common      1,099,905(/1/)(/2/)(/3/)(/4/)(/5/)(/6/)(/7/)    8.4%

--------
*  Less than 1%
(1) This number includes the following number of shares which could be issued upon exercise of options exercisable within 60 days of September 30, 2000:
    Mr. Appel 96,150; Mr. Attwell, 12,976; Ms. Boren, 12,976; Mr. Fitz-Gerald, 12,976; Mr. Grant, 4,734; Mr. Mondale, 10,976; Mr. Rundell, 12,976; Mr.
    Ryan, 12,976; Mr. Schultze, 10,000; Mr. Tschetter, 63,250; Mr. Weiser, 258,467; Mr. Wessels, 42,592; and all directors and executive officers as a group, 564,534. This number excludes the following number of shares issuable under options that become exercisable on closing of the merger:
    Mr. Appel, 32,750; Mr. Grant, 34,266; Mr. Tschetter, 30,350; Mr. Weiser, 189,833; Mr. Wessels, 25,334; and all directors and executive officers as a group, 340,598.
(2) This number includes the following number of shares allocated to accounts under Dain Rauscher's Retirement Plan as of September 30, 2000: Mr. Appel, 15,113; Mr. Grant, 78; Mr. Tschetter, 27,163; Mr. Weiser, 18,831; and all directors and executive officers as a group, 64,652. As of September 30, 2000, a total of 3,005,185 shares of Dain Rauscher common stock, or 23 percent of the outstanding, were held in the Retirement Plan. Voting of shares held in the Retirement Plan is passed through to the participating employees.
(3) This number includes the following number of deemed shares credited to accounts under the Management Deferred Stock Plan as of June 30, 2000 (the most recently available information): Mr. Appel, 60,619; Mr. Grant, 22,493; Mr. Tschetter, 60,218; Mr. Weiser, 88,095; Mr. Wessels, 18,357; and all directors and executive officers as a group, 252,938. Prior to January 1999, shares purchased with participant contributions to the Management Deferred Stock Plan were held in a separate trust. After January 1999, shares amounts are deemed to be credited to the respective participant accounts. As of June 30, 2000, a total of 402,921 shares or deemed shares were credited to the accounts of participants in the Management Deferred Stock Plan and 279,992 shares, or 2.2 percent of the outstanding, were held in the related trust that had been funded prior to January 1999. Shares held in the trust will be voted by the trustee in its sole discretion. Deemed shares credited under the Management Deferred Stock Plan, other than those held in the trust, are not issued and outstanding and therefore do not have voting rights. This number also includes the following number of deemed shares credited to accounts under the Wealth Accumulation Plan as of June 30, 2000 (the most recent date for which information is available): all directors and executive officers as a group, 1,076. As of June 30, 2000, 899,100 deemed shares of Dain Rauscher common stock were credited to the accounts of participants under the Wealth Accumulation Plan. Because these are deemed shares and there is no related trust, no voting rights are associated with these shares. The Wealth Accumulation Plan is a deferred compensation plan in which certain executive officers not named in this proxy statement formerly were eligible to participate. Executive officers are no longer eligible to participate in the Wealth Accumulation Plan.
(4) This number includes the following number of deferred shares of Dain Rauscher common stock credited to each non-employee director's account under the Directors' Deferred Compensation Plan: Mr. Attwell, 537; Ms. Boren, 1,575; Mr. Fitz-Gerald, 3,264; Mr. Mondale, 139; Mr. Rundell, 806; Mr. Ryan, 806; and Mr. Schultze, 3,612. Deferred shares are deemed to be credited to each director's account, and may not be voted, pledged or transferred by the participant.
(5) This number includes 17,306 shares beneficially owned by Mr. Weiser's spouse and disclaimed by Mr. Weiser.
(6) This number includes the following number of restricted shares that will vest on closing of the merger: Mr. Grant, 28,470; and all directors and executive officers as a group, 31,310. This number also includes the following number of restricted shares that will not vest on closing of the merger: Mr. Grant, 16,000; and all directors and executive officers as a group, 28,000. By their terms these restricted shares become fully vested no later than January 28, 2005, but will be accelerated and become fully vested by the second anniversary of the merger or earlier date on which the officer is terminated other than for cause, quits for good reason, or dies or becomes disabled. Holders of restricted shares may vote and receive distributions on these shares, but may not dispose of or pledge them. Restricted shares are also subject to forfeiture under certain circumstances until they are fully vested.
(7) This number includes 15 shares of Dain Rauscher common stock credited to the accounts of certain unnamed executive officers under the Employee Stock Purchase Plan which was approved by Dain Rauscher stockholders in April 2000.

                        DISSENTERS' RIGHTS OF APPRAISAL

   Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Dain Rauscher common stock. Dain Rauscher stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Dain Rauscher will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix D.

   The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix D of this proxy statement.

   Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Dain Rauscher's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

   If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  . You must deliver to Dain Rauscher a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

  . You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

   If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Dain Rauscher common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Dain Rauscher common stock.

   All demands for appraisal should be addressed to the Secretary at Dain Rauscher Corporation, Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Dain Rauscher common stock. The demand must reasonably inform Dain Rauscher of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

   To be effective, a demand for appraisal by a holder of Dain Rauscher common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

   If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

   If you hold your shares of Dain Rauscher common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

   Within 10 days after the effective date of the merger, Royal Bank of Canada must give written notice that the merger has become effective to each Dain Rauscher stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Dain Rauscher common stock. Within 120 days after the effective date, either Royal Bank of Canada or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Royal Bank of Canada has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

   If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Royal Bank of Canada, Royal Bank of Canada will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

   After determination of the stockholders entitled to appraisal of their shares of Dain Rauscher common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

   In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

   Costs of the appraisal proceeding may be imposed upon Royal Bank of Canada and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Dain Rauscher common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

   In view of the complexity of Section 262, Dain Rauscher stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                                 OTHER MATTERS

   You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. Dain Rauscher has not authorized anyone to provide you with information that is different from what is contained
in this proxy statement. This proxy statement is dated       , 2000. You should
not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

   In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of Dain Rauscher, any stockholder proposal intended to be presented at the meeting must be received by Dain Rauscher on or before December 1, 2000. The annual meeting will be held only if the merger is not completed.

   The board of directors of Dain Rauscher does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

   Dain Rauscher and Royal Bank of Canada file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Dain Rauscher or Royal Bank of Canada files at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Dain Rauscher's and Royal Bank of Canada's public filings are also available to the public from document retrieval services and Dain Rauscher's public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

                                                                      APPENDIX A
                                                                  EXECUTION COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 28, 2000

                                  by and among

                           DAIN RAUSCHER CORPORATION

                              ROYAL BANK OF CANADA

                                      and

                         VIKING MERGER SUBSIDIARY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
RECITALS
ARTICLE I
  Certain Definitions; Interpretation
  1.01  Certain Definitions................................................   1
  1.02  Interpretation.....................................................   6
ARTICLE II
  The Merger
  2.01  The Merger.........................................................   6
  2.02  Effective Time.....................................................   7
  2.03  Closing............................................................   7
  2.04  Reservation of Right to Revise Structure...........................   7
ARTICLE III
  Consideration; Exchange
  3.01  Merger Consideration...............................................   7
  3.02  Rights as Stockholders; Stock Transfers............................   8
  3.03  Payment for Shares.................................................   8
  3.04  Dissenting Stockholders............................................   8
  3.05  Options; Restricted Stock..........................................   8
ARTICLE IV
  Actions Pending the Effective Time
  4.01  Forbearances of the Company........................................   9
  4.02  Forbearances of Parent.............................................  11
ARTICLE V
  Representations and Warranties
  5.01  Disclosure Schedules...............................................  11
  5.02  Standard...........................................................  12
  5.03  Representations and Warranties of the Company......................  12
  5.04  Representations and Warranties of Parent...........................  24
ARTICLE VI
  Covenants
  6.01  Reasonable Best Efforts............................................  25
  6.02  Proxy Statement....................................................  25
  6.03  Company Stockholders Meeting.......................................  26
  6.04  Press Releases.....................................................  26

  6.05  Access; Information.................................................  26
  6.06  Acquisition Proposals...............................................  27
  6.07  No Rights Triggered.................................................  28
  6.08  Regulatory Applications.............................................  28
  6.09  Employee Matters....................................................  28
  6.10  Notification of Certain Matters.....................................  29
  6.11  Indemnification; Directors' and Officers' Insurance.................  29
  6.12  Section 15 of the Investment Company Act............................  30
  6.13  ERISA Clients.......................................................  31
ARTICLE VII
  Conditions to Consummation of the Merger
  7.01  Conditions to Each Party's Obligation to Effect the Merger..........  31
  7.02  Conditions to Obligation of the Company.............................  32
  7.03  Conditions to Obligation of Parent and the Merger Subsidiary........  32
ARTICLE VIII
  Termination
  8.01  Termination.........................................................  32
  8.02  Effect of Termination and Abandonment...............................  33
  8.03  Termination Fee.....................................................  33
ARTICLE IX
  Miscellaneous
  9.01  Survival............................................................  34
  9.02  Waiver; Amendment...................................................  34
  9.03  Counterparts........................................................  34
  9.04  Governing Law and Venue.............................................  34
  9.05  Expenses............................................................  34
  9.06  Notices.............................................................  34
  9.07  Entire Understanding; No Third-Party Beneficiaries..................  35
  9.08  Assignment..........................................................  35
  9.09  Enforcement.........................................................  36
ANNEXES
Annex A  Form of Stock Option Agreement
Annex B  List of Designated Executives to Execute Employment Agreements
Annex C  Form of Certificate of Incorporation of Surviving Corporation

   AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2000 (this "Agreement"), by and among Dain Rauscher Corporation (the "Company"), Royal Bank of Canada (the "Parent") and Viking Merger Subsidiary, Inc. (the "Merger Subsidiary").

                                    RECITALS

   A. The Company. The Company is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

   B. Parent. Parent is a Canadian chartered bank, having its principal place of business in Toronto, Ontario, Canada.

   C. The Merger Subsidiary. The Merger Subsidiary is a Delaware corporation and a wholly owned subsidiary of Parent that has been organized for the purpose of effecting the Merger (as defined herein) in accordance with this Agreement.

   D. The Merger. Subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of the Merger Subsidiary with and into the Company, with the Company being the corporation surviving such merger.

   E. Stock Option Agreement. As a condition and inducement to Parent's willingness to enter into this Agreement, the Board of Directors of the Company has approved the grant to Parent of an option to purchase shares of Company Common Stock (as defined herein) pursuant to a Stock Option Agreement with Parent (the "Stock Option Agreement"), and concurrently with the execution and delivery of this Agreement, the Company has executed and delivered the Stock Option Agreement with Parent, in the form of Annex A.

   F. Employment Agreements. As further conditions and inducements to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Designated Executives (as defined herein) has executed and delivered an employment agreement with the Company (each, an "Employment Agreement").

   G. Board Action. The respective Boards of Directors of each of the Company, Parent and the Merger Subsidiary have each adopted resolutions approving this Agreement and the Merger, and, in the case of each of the Boards of Directors of the Company and Parent, the Stock Option Agreement, and, in the case of each of the Boards of Directors of the Company and the Merger Subsidiary, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law, as amended, (the "DGCL").

   NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      Certain Definitions; Interpretation

   1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" has the meaning assigned in Section 6.06.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "AMEX" means the American Stock Exchange.

     "Bankruptcy and Equity Exception" has the meaning assigned in Section 5.03(e)(i).

     "Business Day" means any day other than Saturday, Sunday and any day on which banks in the State of New York are required or authorized by law or regulation to be closed.

     "Bylaws" has the meaning assigned in Section 2.01(c).

     "Certificate of Incorporation" has the meaning assigned in Section
  2.01(b).

     "CFTC" means the Commodities Futures Trading Commission.

     "Client" means any person to whom the Company or any of its Subsidiaries provides investment advisory services under any Contract.

     "Closing" and "Closing Date" have the meanings assigned in Section 2.03.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning assigned in the preamble to this Agreement.

     "Company Common Stock" means the common stock, par value $0.125 per share, of the Company.

     "Company Financial Statements" has the meaning assigned in Section 5.03(h)(ii).

     "Company IP Rights" has the meaning assigned in Section 5.03(y)(i).

     "Company Options" means, collectively, outstanding options to purchase shares of Company Common Stock under the Company Stock Plans.

     "Company Proxy Statement" has the meaning assigned in Section 6.02.

     "Company Requisite Vote" has the meaning assigned in Section 5.03(e).

     "Company Restricted Stock" has the meaning assigned in Section 3.05(d).

     "Company SEC Documents" has the meaning assigned in Section 5.03(h).

     "Company Stock Plans" has the meaning assigned in Section 5.03(b).

     "Company Stockholders Meeting" has the meaning assigned in Section 6.03.

     "Compensation and Benefit Plans" has, with respect to any person, the meaning assigned in Section 5.03(r)(i).

     "Confidentiality Agreement" has the meaning assigned in Section 6.05(b).

     "Constitutive Documents" means with respect to any juridical person, such person's articles or certificate of incorporation and its bylaws, or similar constitutive documents.

     "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

     "Costs" has the meaning assigned in Section 6.11(a).

     "Designated Executives" means, collectively, the individuals identified in Annex B.

     "DGCL" has the meaning assigned in the Recitals.

     "Disclosure Schedule" has the meaning assigned in Section 5.01.

     "Dissenters' Shares" means shares of Company Common Stock the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL.

     "Effective Time" means the date and time at which the Merger becomes effective in accordance with Section 2.02.

     "Employees" has the meaning assigned in Section 5.03(r)(i).

     "Employment Agreement" means an employment agreement entered into between the Company, on the one hand, and each of the Designated Executives, on the other hand.

     "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (a) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(r)(iii).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Fund Board" has the meaning assigned in Section 5.03(z)(i).

     "GAAP" means generally accepted accounting principles in the United
  States.

     "Governmental Authority" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States or any foreign government or any state or other political subdivision thereof or any state insurance or banking authority, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation and any court, tribunal or arbitrator(s) of competent jurisdiction.

     "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR ss. 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 CFR pt 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indemnified Parties" has the meaning assigned in Section 6.11(a).

     "Insurance Amount" has the meaning assigned in Section 6.11(c).

     "Intellectual Property Rights" has the meaning assigned in Section 5.03(y)(iii).

     "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

     "Investment Company" means any investment company within the meaning of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised or managed by the Company or one of its Subsidiaries or with respect to which the Company or one of its Subsidiaries acts as "principal underwriter" as defined in the Investment Company Act (including the Registered Funds).

     "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     "IRS" means the United States Internal Revenue Service.

     "Lien" means any charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under Securities
  Laws), claim, lien, or encumbrance of any nature whatsoever.

     "Litigation" has the meaning assigned in Section 5.03(l).

     "Material Adverse Effect" means, with respect to Parent, the Company, or the Surviving Corporation, respectively, an effect or change that, individually or in the aggregate with such other effects or changes, is both material and adverse with respect to the respective financial condition, results of operations, assets or business of Parent and its Subsidiaries, the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole; provided, that "Material Adverse Effect" shall not be deemed to include any effect resulting from this Agreement or the announcement thereof or the effects of
  (i) changes of general scope in the economy or capital markets conditions of the United States or Canada or (ii) changes in GAAP, provided, further, that any exception in these clauses (i) and (ii) shall not apply to any change to the extent such change disproportionately affects the applicable party and its Subsidiaries compared to its peers.

     "Merger" has the meaning assigned in Section 2.01(a).

     "Merger Consideration" has the meaning assigned in Section 3.01(a).

     "Merger Subsidiary" has the meaning assigned in the preamble to this Agreement.

     "MSRB" means the Municipal Securities Rulemaking Board.

     "Multiemployer Plan"has the meaning assigned in Section 5.03(r)(ii).

     "NASD" means the National Association of Securities Dealers, Inc.

     "New Plans" has the meaning assigned in Section 6.09(b).

     "NYSE" means the New York Stock Exchange, Inc.

     "Parent" has the meaning assigned in the preamble to this Agreement.

     "Parent Restricted Stock" has the meaning assigned in Section 3.05(d).

     "Paying Agent" has the meaning assigned in Section 3.03.

     "Pension Plan" has, with respect to any person, the meaning assigned in
  Section 5.03(r)(ii).

     "Person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization or other entity.

     "Previously Disclosed" has the meaning assigned in Section 5.01.

     "Registered Funds" has the meaning assigned in Section 5.03(z)(i).

     "Reports" has the meaning assigned in Section 5.03(g).

     "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, financial or other advisors or any representatives of such legal, financial or other advisors.

     "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any preemptive or other right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "Rights Agreement" means the Rights Agreement of the Company, dated as of April 30, 1997.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and all state securities and "blue sky" laws and rules and regulations thereunder.

     "Self-Regulatory Organization" means the NASD, the NYSE, the AMEX, the MSRB, the Chicago Stock Exchange, The Chicago Mercantile Exchange, the Chicago Board of Trade, the Cincinnati Stock Exchange, the Minneapolis Grain Exchange and the New York Futures Exchange, the Philadelphia Stock Exchange or any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction or supervision of which the Company or one of its Subsidiaries is otherwise subject.

     "Stock Option Agreement" has the meaning assigned in the Recitals.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" has the meaning assigned in Section 6.06.

     "Surviving Corporation" has the meaning assigned in Section 2.01(a).

     "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

     "Taxes" means all taxes, levies or other similar assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "Treasury Shares" means shares of Company Common Stock, if any, owned by the Company or any of its Subsidiaries other than shares (i) held by the Company or any of its Subsidiaries in connection with any market-making or proprietary trading activity or for the account of another person, (ii) as to which the Company is or may be required to act in a fiduciary or similar capacity or (iii) held in satisfaction of a debt previously contracted.

   1.02 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Annexes or Schedules, such reference shall be to a Recital or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

                                   ARTICLE II

                                   The Merger

   2.01 The Merger. At the Effective Time:

      (a) Structure and Effects of the Merger. Subject to Section 2.04, the Merger Subsidiary will merge with and into the Company in accordance with the terms set forth in this Agreement (the "Merger") and the separate corporate existence of the Merger Subsidiary will thereupon cease. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except as set forth in Section 2.01(b). The Merger will have the effects specified in the DGCL.

      (b) Certificate of Incorporation. At the Effective Time, and without any further action on the part of Parent, the Merger Subsidiary or any holder of any shares of capital stock of the Company, the certificate of incorporation of the Company as in effect at the Effective Time shall be amended and restated to read in its entirety as set forth in Annex C, which shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

      (c) Bylaws. The bylaws of the Surviving Corporation (the "Bylaws") will be the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the aforementioned Certificate of Incorporation.

      (d) Directors. The directors of the Surviving Corporation will be the members of the Executive Committee of the Company immediately prior to the Effective Time and such additional individuals as designated by Parent, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

      (e) Officers. The officers of the Surviving Corporation will be the officers of the Company immediately prior to the Effective Time (as may be modified by the respective Employment Agreements of the Designated Executives), together with any additional officers as may be agreed upon prior to the Effective Time by the Merger Subsidiary and the Company, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

   2.02 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall use their reasonable best efforts to cause the Merger to become effective (a) on a date that is not later than three Business Days after the last of the conditions set forth in Article VII (other than conditions that by their terms cannot be satisfied until the time of Closing) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Parent, on the last business day of the month in which such day occurs) or (b) on such other date as the parties may agree in writing.

   2.03 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan and Cromwell, 125 Broad Street, New York, New York, or at such other time and place as the parties shall agree, on the date (the "Closing Date") when the Effective Time is intended to occur.

   2.04 Reservation of Right to Revise Structure. At Parent's election, the Merger may alternatively be structured (a) so that the Company is merged with and into Merger Subsidiary (with Merger Subsidiary surviving) or a directly or indirectly wholly owned subsidiary of Parent other than the Merger Subsidiary,
(b) so that a directly or indirectly wholly owned subsidiary of Parent other than Merger Subsidiary is merged with and into the Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or alter or change adversely the treatment of the holders of Company Options, or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                  ARTICLE III

                            Consideration; Exchange

   3.01 Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, the Merger Subsidiary or any holder of shares of capital stock of the Company:

      (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares subject to Section 3.05(d), Dissenters' Shares, Treasury Shares and shares held directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive U.S. $95.00 in cash, without interest thereon (the "Merger Consideration").

      (b) Each share of Company Common Stock that, immediately prior to the Effective Time, is a Treasury Share or is owned directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

      (c) At the Effective Time, each share of Common Stock, par value $0.01 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

   3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters' Shares) will cease to be, and will have no rights as, stockholders of the Company, other than to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and (b) the Merger Consideration provided in this Article III. After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock (other than Dissenters' Shares, if applicable).

   3.03 Payment for Shares. Parent shall make available or cause to be made available to a bank appointed by Parent (which shall be reasonably acceptable to the Company), as paying agent (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Merger Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form (mutually agreed to by Parent and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Parent shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount to which such person is entitled, after giving effect to any required United States federal, state or local tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Parent or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   3.04 Dissenting Stockholders. Dissenters' Shares shall be purchased and paid for in accordance with Section 262 of the DGCL. The Company shall give Parent
(a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

   3.05 Options; Restricted Stock. (a) Prior to the Effective Time, the Company shall use reasonable best efforts to take such actions as may be necessary, including obtaining consents from option holders to the extent required, such that at the Effective Time each Company Option, other than the Company Options described in paragraphs (b) and (c), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per share of Common Stock of such Company Option multiplied by the number of shares of Common Stock previously subject to such Company Option.

      (b) At the Effective Time, each Company Option that was granted by the Company on or after January 28, 2000, and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Parent. Each Company Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Plan (and any agreement) under which it was granted as in existence immediately prior to the Effective Time, except that (i) each Company Option shall be exercisable, when vested, for that number of whole shares of common stock of Parent ("Parent Common Stock") equal to the product of the number of shares of Company Common Stock covered by the Company Option multiplied by a fraction, the numerator of which is U.S. $95.00 and the denominator of which is the average for the five trading days immediately preceding the Closing Date of the closing price of Parent Common Stock on the New York Stock Exchange (such fraction, the "Exchange Ratio"), provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and (ii) the exercise price per share of Parent Common Stock (expressed in U.S. dollars) shall be equal to the exercise price per share of Company Common Stock divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

      (c) Each Company Option that was granted to Irving Weiser pursuant to the option award agreement between Mr. Weiser and the Company, dated January 4, 2000 shall be assumed by Parent in accordance with paragraph (b) above, and shall be exerciseable according to the terms of the Employment Agreement between Mr. Weiser and the Company dated as of the date hereof.

      (d) The Company and Parent shall take such action as may be necessary to cause each share of restricted Company Common Stock ("Company Restricted Stock") issued in calendar year 2000 to remain outstanding until, and to be automatically converted at, the Effective Time into a number of shares of restricted Parent Common Stock ("Parent Restricted Stock") equal to the product of one (1) multiplied by the Exchange Ratio (and rounded to the nearest whole number of shares. Such shares of Parent Restricted Stock shall otherwise be subject to the same terms and conditions as such Company Restricted Stock, including terms and conditions pursuant to the related Company Stock Plans and agreements, which shall be assumed by Parent as of the Effective Time, under which they were issued. At the Effective Time, all references in the related Company Stock Plans and agreements thereunder to the Company shall be deemed to refer to Parent.

                                   ARTICLE IV

                       Actions Pending the Effective Time

   4.01 Forbearances of the Company. Except as expressly contemplated by this Agreement and the Stock Option Agreement or as Previously Disclosed, without the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

      (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice, fail to use reasonable best efforts consistent with the terms and provisions of this Agreement to preserve intact its business organizations, operations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, counterparties, employees and business associates; subject to the restriction in Section 4.01(m)(ii), engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business; or take any action which would reasonably be expected to have a material adverse effect upon the Company's ability to perform any of its material obligations under this Agreement or the Stock Option Agreement.

      (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof or pursuant to the Stock Option Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any of its Subsidiaries or any Rights in respect thereof, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

      (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company, and regular quarterly cash dividends on the Company Common Stock at a rate not exceeding U.S. $0.22 per share per calendar quarter) or other distribution (whether in stock, cash or property) on or in respect of, or declare or make any distribution on, any shares of capital stock of the Company or any of its Subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

      (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, severance or similar contract, agreement or arrangement or any other agreement with any director, officer or employee of the Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice or
  (iv) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice provided that total annual guaranteed compensation for such newly-hired employee shall not exceed U.S. $500,000.

      (e) Benefit Plans. Enter into, establish, adopt or amend or communicate any intention to take such action (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

      (f) Dispositions. Except (i) as Previously Disclosed or (ii) for sales of securities or other investments or assets in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of or discontinue any material amount of its assets, business or properties.

      (g) Acquisitions. Except (i) as Previously Disclosed or (ii) in the ordinary and usual course of business consistent with past practice, acquire any assets, business, or properties of any other entity.

      (h) Constitutive Documents. Amend the Constitutive Documents of the Company or any of its Subsidiaries.

      (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

      (j) Tax Matters. Make or change any material Tax election, change any method of Tax accounting, file any income Tax Return, settle any audit, examination or deficiency Litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling or enter into any closing agreement with any taxing authority with respect to a material amount of Taxes; provided, however, that the Company may change a method of tax accounting if it obtains the prior written consent of Parent (which consent shall not be unreasonably withheld and shall be granted if such change is required by a change in applicable law).

      (k) Contracts. Except in the ordinary and usual course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

      (l) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than U.S. $250,000 and which would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

      (m) Adverse Actions. (i) Knowingly take any action that would reasonably be expected to (x) result in any of the Company's representations or warranties set forth in this Agreement (subject to the standard set forth in Section 5.02) or the Stock Option Agreement being or becoming untrue at any time at or prior to the Effective Time or (y) result in any of the conditions to the Merger set forth in Article VII not being satisfied except, in each case, as may be required by applicable law, or
  (ii) engage in any new line of business or make any acquisition that would not be permissible for a United States financial holding company (as defined in the Bank Holding Company Act of 1956, as amended) or would subject Parent, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

      (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice.

      (o) Fund Action. Except as and to the extent required, based upon the written advice of outside counsel, in the exercise of the fiduciary obligations of the Company or one of its Subsidiaries to any Investment Company, request that any action be taken by any Fund Board, other than (i) routine actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any Investment Company or (ii) actions Previously Disclosed.

      (p) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01 (a) through (n).

   4.02 Forbearances of Parent. Except as expressly contemplated by this Agreement and the Stock Option Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to, knowingly take any action which could reasonably be expected to result in (a) any of its representations and warranties set forth in this Agreement (subject to the standard set forth in Section 5.02) or the Stock Option Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, except, in each case, as may be expressly required by applicable law.

                                   ARTICLE V

                         Representations and Warranties

   5.01 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate (subject to the standard set forth in Section 5.02) either (a) in response to an express informational requirement contained in or requested by a provision hereof or
(b) as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or Parent, respectively. Information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or one or more covenants, in each case that is contained in a correspondingly enumerated section of such Disclosure Schedule, is described herein as "Previously Disclosed" and each of Parent and the Company hereby represents and warrants that such information is true and correct.

   5.02 Standard. No disclosure contemplated by Section 5.01 or representation or warranty of the Company or Parent contained in Section 5.03 (other than Sections 5.03(b), 5.03(c)(i) (the (A) first sentence thereof and (B) the third, fourth and fifth sentences thereof, but, in the case of (B), only in respect of Dain Rauscher Incorporated), 5.03(e) and 5.03(i)) or 5.04 (other than Sections 5.04(b) and 5.04(e)) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a particular representation or warranty or to have made any misrepresentation, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to a particular representation or warranty, unless such fact, event or circumstance, whether individually or taken together with all other facts, events or circumstances that should have been but were not so disclosed (whether or not as exceptions) with respect to any such particular representation or warranty contained in Section 5.03 or 5.04, results or would reasonably be expected to result in a Material Adverse Effect with respect to the Company, in the case of Section 5.03, or Parent, in the case of Section 5.04, or would materially impair the ability of the parties to consummate the Merger in a timely manner.

   5.03 Representations and Warranties of the Company. Except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to Parent and the Merger Subsidiary as follows:

      (a) Organization, Standing and Authority. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the States of the United States and each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of the Company and its Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Dain Rauscher Incorporated is duly registered, qualified to do business and in good standing as a broker-dealer with the SEC, and is a member in good standing of all Self-Regulatory Organizations to which it is subject, and a list of such Self-Regulatory Organizations has been delivered to Parent.

      (b) Capital Stock. As of the date of this Agreement, the Company has
  (i) 60,000,000 authorized shares of Company Common Stock, of which 12,921,865 shares were outstanding as of September 27, 2000 (along with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $1.00 per share) and 373,918 shares are held as Treasury Shares as of September 27, 2000, (ii) 2,000,000 authorized shares of $1 Par Value Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding, (iii) 1,940 authorized shares of 7% Convertible Preferred Stock, par value $100.00 per share, of which no shares are issued and outstanding, (iv) 500,000 authorized shares of $16 Par Value Preferred Stock, par value $16.00 per share, of which no shares are issued and outstanding and (v) 200,000 authorized shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Set forth on the Company's Disclosure Schedule is a list of each Compensation and Benefit Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued ("Company Stock Plans"). As of September 26, 2000, the Company has outstanding Company Options representing the right to acquire 2,547,528 shares of Company Common Stock. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. Except as described in this
  Section 5.03(b), there are no outstanding Rights of any kind with respect to the Company, and no securities or obligations evidencing such Rights are authorized, issued or outstanding. The shares of Company Common Stock issuable pursuant to the Stock Option Agreement have been duly authorized for issuance by the Company and, upon any issuance of such shares in accordance with the terms of the Stock Option Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

      (c) Subsidiaries.

        (i) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 includes all the Subsidiaries of the Company which as of the date hereof are Significant Subsidiaries. The Company has Previously Disclosed a list of all its Subsidiaries, including the states in which such Subsidiaries are organized, a brief description of such Subsidiaries' principal activities, and if any of such Subsidiaries is not wholly owned by the Company or one of its Subsidiaries, the percentage owned by the Company or any such Subsidiary and the names and percentage ownership by any other person. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Subsidiaries are fully paid and nonassessable and subject to no preemptive rights or Rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any Liens. Each of the Company's Subsidiaries is in good standing under the laws of the jurisdiction in which it is organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

       (ii) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer's voting securities or 25% or more of any class of the issuer's securities, including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest, and as of the Effective Time, no additional persons would need to be included on such a list.

      (d) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets. The Company has made available to Parent a brief description of each line of business in which the Company or any Company Subsidiary is engaged.

      (e) Corporate Authority and Action.

        (i) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and the Stock Option Agreement and, subject only to obtaining the requisite adoption of this Agreement by the holders of a majority of the shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the "Company Requisite Vote"), to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the Merger. Each of this Agreement, the Stock Option Agreement and each Employment Agreement constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

       (ii) The Company has taken all action necessary in order to exempt this Agreement, the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby are exempt from, (x) the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws and regulations of the State of Delaware, including
    Section 203 of the DGCL, and of any other State and (y) the provisions of Article Fourteenth of the Company's certificate of incorporation with respect to "Business Combinations" and any other applicable provisions of the Company's Constitutive Documents.

      (f) Governmental Filings; No Violations. Other than those (i) referred to in Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made pursuant to the European Community Merger Control Regulation, (iv) required to be made with Self-Regulatory Organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies, (v) required to be made pursuant to state insurance or banking and trust company regulations and (vi) such other filings and/or notices set forth in the Company's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of, and the performance of its obligations under, this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby. Subject, in the case of clause (A) below, to obtaining the Company Requisite Vote, and the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, the execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, do not and will not (A) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its Subsidiaries or to which the Company or any of the Company's Subsidiaries or its or their properties is subject or bound or (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such Contract.

      (g) Reports. The Company and its Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1996 with (i) the SEC or the CFTC, (ii) any applicable federal, state, local or foreign Governmental Authorities or
  (iii) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Reports"), including without limitation, all reports, registrations, statements and filings required under the Securities Laws. Each of the Reports complied with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (h) Company SEC Documents and Financial Statements.

        (i) The Company has made available to Parent copies of each registration statement, offering circular, report, definitive proxy statement or information statement under the federal Securities Laws filed, used or circulated by it or any of its Subsidiaries with respect to periods since December 31, 1996 through the date of this Agreement and will promptly make available each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, the "Company SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated). As of their respective dates (giving effect to any amendments or modifications if filed on or prior to the date of this Agreement), each of the Company SEC Documents, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Company SEC Documents filed after the date of this Agreement, will comply) as to form with applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) as of its date of filing or mailing to stockholders contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

       (ii) Each of the Company's consolidated statements of financial condition or balance sheets included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules, fairly presented (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such statement of financial condition or balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into Company SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Company Financial Statements"), fairly presented (or, in the case of those contained in Company SEC Documents filed after the date of this Agreement, will fairly present) in all material respects the consolidated results of opera tions, cash flows and stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consis tently applied during the periods involved (except as may be noted therein and except, in the case of unaudited statements, for the absence of notes).

      (i) Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements or the Company SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      (j) Absence of Certain Changes. Except as expressly contemplated by this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has not been (i) any Material Adverse Effect on the Company or, to the knowledge of the Company, any development or combination of developments which would reasonably be expected to have a Material Adverse Effect on the Company,
  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends of U.S. $0.22 per share on the Company's Common Stock, (iii) any split, dividend, combination, recapitalization or similar transaction with respect to any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options awarded prior to the date hereof in accordance with their terms, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary and usual course of business and consistent with past practice or as was required under any employment agreement in effect as of June 30, 2000, (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary and usual course of business and consistent with past practice, or (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Compensation and Benefit Plan, other than in the ordinary and usual course of business and consistent with past practice, (v) except as required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (vi) any tax election that would be material to the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

      (k) Properties; Securities. Except as specifically reserved against or otherwise disclosed in the Company Financial Statements and except for those properties and assets that have been sold or otherwise disposed of in the ordinary and usual course of business consistent with past practice, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Statements as being owned by the Company or its Subsidiaries as of the dates thereof. The Company and its Subsidiaries do not, directly or indirectly, control any real property not used in the ordinary and usual course of their business. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary and usual course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries. Such securities are properly valued on the books of the Company or its Subsidiaries in accordance with GAAP.

      (l) Litigation; Regulatory Action. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, no litigation, proceeding, investigation or controversy ("Litigation") before any court, arbitrator, mediator or Governmental Authority is pending against or involves the Company or any of its Subsidiaries, and, to the Company's knowledge, no such Litigation has been threatened; neither the Company nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (including the SEC, the CFTC and the Federal Trade Commission) or Self-Regulatory Organization charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers or the supervision or regulation of the Company or any of its Subsidiaries or any of the other businesses they conduct; and neither the Company nor any of the Company Subsidiaries has been notified by or received another communication from any such Governmental Authority or Self-Regulating Organization to the effect that such Governmental Authority or Self-Regulatory Organization is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending or, to the Company's knowledge, threatened arising out of any state of facts relating to the sale of investment, insurance or hedging products by the Company, the Company Subsidiaries or, to the knowledge of the Company, any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which the Company or any of its Subsidiaries was a manager, co-manager, syndicate member or distributor, derivatives contracts or structured notes).

      (m) Compliance with Laws. Each of the Company and its Subsidiaries, and, to the knowledge of the Company, their respective officers and employees:

        (i) in the conduct of business, including its sales and marketing practices, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, suitability requirements, orders or decrees applicable thereto or to the employees conducting such businesses, and with the applicable rules of all Self-Regulatory Organizations to which it is subject;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made or obtained all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit it to own and operate its businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

           (iii) has, since December 31, 1997, received no written notification or, to the knowledge of the Company, other communication from any Governmental Authority or Self-Regulatory Organization (A) asserting that it is not in compliance with any of the statutes, rules, regulations, or ordinances which such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (C) requiring it (including any of its directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers, dealers or investment advisors generally);

          (iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof (including any investigations, reviews or proceedings relating to sales or marketing practices);

        (v) is not, nor is any Affiliate of it, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act and is not subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15,
    Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for, nor has the Company been notified of, any proceeding or investigation, whether preliminary or otherwise, that would reasonably be expected to result in, any such censure, limitations, suspension or revocation;

          (vi)  is not required to be registered as an investment company;

           (vii) is not acting as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act; and

            (viii) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, it has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which, individually or in the aggregate, would reasonably be expected to subject it to material liability under Sections 405 or 409 of ERISA,
    (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which, individually or in the aggregate, would reasonably be expected to subject it to material liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code or (C) engaged in any conduct that would constitute a crime or violation listed in Section 411 of ERISA which would reasonably be expected to preclude the Company from providing services to any such plan.

      (n) Clients.

        (i) The Company and its Subsidiaries are in compliance with the terms of each investment advisory Contract with each Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no material disputes pending or threatened with any Client or with any former Client. The Company has made available to Parent true and complete copies of all material advisory, sub-advisory and similar agreements with any Clients.

          (ii) The Company shall as promptly as practicable after the date hereof deliver to Parent a list of each Client that is subject to regulation as an investment company under the Investment Company Act.

           (iii) Each extension of credit by the Company or any of its Subsidiaries to any Client is in compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority.

      (o) Registrations.

        (i) The Company, each of its Subsidiaries and each of its or their officers and employees who are required to be registered as a broker-dealer, an investment adviser, a registered representative, an insurance agent, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent or a sales person (or in a similar capacity) under any United States federal, state, local or foreign statutes, laws, rules or regulations, including with the SEC, the CFTC, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization, are duly registered as such and such registrations are in full force and effect. All United States Federal, state, local and foreign registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete.

          (ii) The Company has made available to Parent true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1998 and (B) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. Except as set forth in the foregoing, since January 1, 1998, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries on any such Form or recorded by the Company or any such Subsidiary pursuant to such Rule.

      (p) Environmental Matters. The Company and its Subsidiaries have complied at all times with applicable Environmental Laws; no property (including buildings and any other structures) currently or formerly owned or operated (or which the Company or any of its Subsidiaries would be deemed to have owned or operated under any Environmental Law) by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries; the Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years, the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law; the Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Company and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Company or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by the Company or one of its Subsidiaries; and the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession relating to the Company or one of its Subsidiaries, or any currently or formerly owned or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

      (q) No Brokers. None of the Company or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, except that the Company has engaged Credit Suisse First Boston as its financial adviser, the arrangements with which (including fees) have been previously discussed with Parent.

      (r) Compensation and Benefit Plans.

        (i) The Company has Previously Disclosed a complete list of all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, severance, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts (other than offer letters to employees which individually provide for total annual compensation to an employee of less than $250,000), all medical, dental, health and life insurance plans and all other employee benefit plans, contracts or arrangements (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to Parent.

          (ii) All Compensation and Benefit Plans have been operated in accordance with their terms and are in substantial compliance with all applicable law. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under
    Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and the Company is not aware of any circumstances which could reasonably be expected to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

           (iii) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has ever maintained any plan which has been subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past six calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the Company Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
    Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Neither the Company nor any of its Subsidiaries has any obligations for post- termination health and life benefits other than as required by Part 6 of Subtitle B of Title I of ERISA. There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such post-termination health and life arrangement without incurring any liability thereunder.

          (vi) Neither the execution and delivery of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any Employee under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan, (C) result in any acceleration of the time of payment or vesting or trigger any payment on funding (through a grantor trust or otherwise) of any Company Option, Right or any benefit payable under any Compensation and Benefit Plan, (D) result in any payment that would not be deductible under
    Section 162(m) or Section 280G of the Code or (E) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or equity-based award.

      (s) No Knowledge. The Company knows of no reason relating to the Company or its Subsidiaries why the regulatory approvals referred to in
  Section 7.01(b) should not be obtained without the imposition of any condition of the type referred to in the proviso contained in such Section 7.01(b).

      (t) Labor Relations. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or its Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, is negotiating, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries, pending or, to its knowledge, threatened, nor is it aware of any activity involving the Company's or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      (u) Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion. The Company has made available to Parent a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their directors, officers, employees or agents.

      (v) Taxes. The Company and its Subsidiaries have filed completely and correctly in all material respects all material Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which provision has been made in accordance with GAAP on the most recent consolidated balance sheet of the Company set forth in the Financial Statements. All Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper taxing authorities to the extent due and payable. Each of the Company and its Subsidiaries has complied in all material respects with all requirements (including record retention) applicable to information reporting. The Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year. Neither the Company nor any of its Subsidiaries (or any predecessor thereto) is a "consenting corporation" within the meaning of Section 341(f) of the Code. None of the Company or any of its Subsidiaries has been a member of any consolidated group (other than with the Company and its Subsidiaries) for Tax purposes. The Company and its Subsidiaries are not a party to any tax sharing agreement or arrangement (other than with the Company and its Subsidiaries). No material liens or encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. All of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods ending on or before the date of this Agreement. All Taxes due with respect to any completed and settled audit, examination or deficiency Litigation with any taxing authority have been paid in full. There is no audit, examination, deficiency, or refund Litigation pending with respect to any Taxes and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Litigation with respect to any Taxes. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There are no outstanding assessments, claims or deficiencies for any Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed in writing. There is no outstanding written claim by a taxing authority that the Company or any of its Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and none of the Company or any of their Subsidiaries is aware of any jurisdiction that could properly make such a claim. Each of the Company and its Subsidiaries that is required to be registered for the purposes of sales tax, transfer taxes, value added taxes or any similar Tax has been so registered, and it has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such Taxes. The Company has not been requested to and has not agreed to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law. None of the Company or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger. All Tax Returns of the Company and each of its Subsidiaries and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to the Company or any of its Subsidiaries that were delivered by the Company pursuant to Parent's due diligence request are true copies of such documents.

      (w) Derivatives. All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other similar arrangement, whether entered into for the Company's account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and

  Equity Exception), and are in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP, as modified to give effect to Statement of Financial Accounting Standards No. 133, and, since December 31, 1999, there has not been a material change in such value.

      (x) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (iii) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

      (y) Intellectual Property.

        (i) The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights (as defined below) necessary or required for the operation of their business as currently conducted (collectively, "Company IP Rights"), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. Such Company IP Rights constitute all Intellectual Property Rights necessary for the conduct of their businesses in the manner conducted immediately prior to the Effective Time. All Company IP Rights are either owned by the Company or its Subsidiaries free and clear of all Liens or are used pursuant to a license agreement; each such license agreement is valid and enforceable and in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and to the knowledge of the Company, no corresponding licensor is in material default thereunder. None of the Company IP Rights infringes or otherwise conflicts with any Intellectual Property Rights or other right of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; there is no outstanding order relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries is sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

          (ii) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or such Subsidiary or any other party because of the nature of the business conducted by the Company or its Subsidiaries or proposed to be conducted by the Company or its Subsidiaries.

           (iii) As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, Software, Databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

      (z) Investment Advisory Activities.

        (i) Certain of the Company's Subsidiaries provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to the Investment Companies. Each of the Investment Companies (or the trust or corporation of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act ("Registered Funds") is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act) of the Registered Funds or the Company. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act, to the extent applicable.

          (ii) Each of the Investment Companies is in compliance with all applicable foreign, United States Federal and state laws, rules and regulations of the SEC, the CFTC, the IRS, and any Self-Regulatory Organization having jurisdiction over such Investment Company. The Company has made available to Parent true and complete copies of all the Constitutive Documents and related advisory agreements of all of the Investment Companies managed or advised by the Company or any of its Subsidiaries.

           (iii) Except for the entities identified as such in the Company's Disclosure Schedule, none of the Company or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

          (iv) Each Investment Company has been operated in compliance with its respective objectives, policies and restrictions, including without limitation, those set forth in the applicable prospectus and registration statement for that Investment Company or governing instruments for a Client. The Company and its Subsidiaries have operated the investment accounts with respect to which they provide discretionary investment advisor services in accordance with the investment objectives and guidelines in effect for such investment accounts.

        (v) Each Registered Fund has duly adopted procedures pursuant to Rules 17a-7, 17e-1 and 10f-3 under the Investment Company Act, to the extent applicable.

          (vi) Neither the Company, nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company; neither the Company, nor any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor.

     (aa) Financial Opinion. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock.

     (bb) Certain Contracts. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation (i) which limits or purports to limit in any respect the manner in which, or the localities in which, any business of the Company or its Subsidiaries is or could be conducted or the types of business that the Company or its Subsidiaries conducts or may conduct or
  (ii) which would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Parent or its Subsidiaries is or could be conducted or the types of business that the Parent or its Subsidiaries conducts or may conduct.

     (cc) Rights Plan.

        (i) The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights (as defined in the Rights Agreement) will not separate from the shares of Company Common Stock as a result of entering into this Agreement or the Stock Option Agreement or consummating the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement.

          (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement, (A) neither the Company nor Parent will have any obligations under the Rights (as defined in the Rights Agreement) or the Rights Agreement and
    (B) the holders of the Rights (as defined in the Rights Agreement) will have no rights under the Rights (as defined in the Rights Agreement) or the Rights Agreement.

   5.04 Representations and Warranties of Parent. Except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant paragraph below, Parent hereby represents and warrants to the Company as follows:

      (a) Organization, Standing and Authority. Parent and the Merger Subsidiary each has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation. Parent and the Merger Subsidiary each is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Parent and its Subsidiaries has in effect all United States Federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

      (b) Corporate Authority. Parent and the Merger Subsidiary each has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and, in the case of Parent, the Stock Option Agreement, and to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the Merger. Each of this Agreement and, in the case of Parent, the Stock Option Agreement, is the valid and binding agreement of Parent and the Merger Subsidiary, as the case may be, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

      (c) Governmental Filings; No Violations. Other than the filings and/or notices (i) referred to in Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made pursuant to the European Community Merger Control Regulation and the Bank Act [Canada],
  (iv) required to be made pursuant to state insurance or banking regulations, (v) required to be made with the NYSE and other Self-Regulatory Organizations and (vi) such other filings and/or notices set forth in Parent's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent, the execution and delivery of this Agreement by the Merger Subsidiary and the consummation by Parent and the Merger Subsidiary of the Merger and the other transactions contemplated hereby and thereby. Subject to the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, the execution, delivery and performance of this Agreement and the Stock Option Agreement, and the consummation of the Merger and other transactions contemplated hereby and thereby, does not and will not (A) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its

  Subsidiaries or to which Parent or any of Parent's Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of Parent or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such Contract.

      (d) No Knowledge. As of the date hereof, Parent knows of no reason relating to Parent or its Subsidiaries why the regulatory approvals referred to in Section 7.01(b) should not be obtained without the imposition of any condition of the type referred to in the proviso contained in such Section 7.01(b).

      (e) Funds. At the Effective Time, Parent will have the funds necessary to consummate the Merger and pay the Merger Consideration in accordance with the terms of this Agreement.

      (f) Interim Operations of the Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. The Merger Subsidiary is a wholly owned subsidiary of Parent.

      (g) No Brokers. None of Parent or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, except that Parent has engaged Lazard Freres & Co. as its financial advisor.

      (h) Legal Proceedings. As of the date hereof, none of the Parent or any of its Subsidiaries is a party to any, and there are not pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement or that would impair the ability of Parent to perform its obligations hereunder.

                                   ARTICLE VI

                                   Covenants

   6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

      (b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain (i) any consents of Clients (including in the case of Registered Funds, the boards of directors or trustees and the stockholders of such Registered Funds) necessary under any Advisory Agreement or the Investment Company Act in connection with any deemed assignment of any such Advisory Agreement upon consummation of the Merger and (ii) the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract; provided that in no event shall the Company be deemed to have failed to satisfy the condition set forth in 7.03(b) solely on the basis that such consents on approvals have not been obtained as of the Closing Date.

   6.02 Proxy Statement. (a) The Company will as promptly as practicable prepare and file with the SEC a Proxy Statement to be sent to the Company's Stockholders (the "Company Proxy Statement") and shall use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC promptly. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will advise Parent promptly of the time when the Company Proxy Statement and any amendment or supplement to the Company Proxy Statement has been filed, or any request by the SEC for amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC.

      (b) The Company agrees, as to itself and its Subsidiaries, that none of the information (except with respect to information supplied by or on behalf of Parent or Merger Subsidiary for inclusion therein) included or incorporated by reference in the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Company Stockholders Meeting any information relating to the Company or any of its Affiliates, officers, or directors, should be discovered by the Company and which should be set forth in an amendment or supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by law, disseminated by the Company to the stockholders of the Company.

      (c) The Company will use its reasonable best efforts to cause the definitive Company Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

   6.03 Company Stockholders Meeting. The Company will take, in accordance with applicable law and its Constitutive Documents, all action necessary to convene a special meeting of the holders of the Company's Common Stock at which the holders of the Company's Common Stock will consider the adoption of this Agreement (including any adjournments or postponements thereof, the "Company Stockholders Meeting") as promptly as practicable after the date hereof. Subject to the terms of this Agreement and subject to its fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend to its stockholders the adoption of this Agreement and shall use best reasonable efforts to solicit such adoption. In the event that subsequent to the date hereof, the Board of Directors of the Company determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject it, the Company shall nevertheless submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

   6.04 Press Releases. The initial press release concerning the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be a joint press release in such form agreed to by the parties and thereafter the Company and Parent each shall consult with the other and provide each other the opportunity to review, comment upon and use reasonable best efforts to agree on, any press release or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and neither party shall issue any press release or otherwise make any public announcements with respect thereto without the other's prior consent, except as may be required by law or court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

   6.05 Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information it shall afford Parent and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and Representatives of the Company and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Securities Laws or banking or insurance laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

      (b) Parent agrees that any information obtained pursuant to this
  Section 6.05 shall be kept confidential in accordance with the letter agreement, dated July 19, 2000 (the "Confidentiality Agreement"), between Parent and the Company. No investigation by Parent of the business and affairs of the Company and its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation of the Merger contained in
  Article VII.

   6.06 Acquisition Proposals. The Company agrees that it shall not, and shall use its reasonable best efforts to cause its officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or operations of, the Company or any of its Subsidiaries (any of the foregoing, an "Acquisition Proposal"), other than the transactions contemplated by this Agreement or the Stock Option Agreement; provided, that nothing contained in this Agreement shall prevent the Company's Board of Directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; (iii) recommending such an Acquisition Proposal to its stockholders (and in connection therewith withdrawing its favorable recommendation to stockholders of this Agreement), if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company's Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation, is required in order to discharge the directors' fiduciary duties in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms which the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisors (whose advice shall be communicated to Parent), to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving Parent at least five Business Days to respond to such third-party Acquisition Proposal once the Board has notified Parent that in the absence of any further action by Parent it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Parent. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise Parent following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Parent of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof.

   Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.06.

   6.07 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any Rights to any person (a) under the Constitutive Documents of the Company or any of its Subsidiaries or (b) under any Contract to which the Company or any of its Subsidiaries is a party except, in each case, as expressly contemplated by the Agreement and the Stock Option Agreement.

   6.08 Regulatory Applications. (a) Parent, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits and authorizations with, to, or of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Parent shall have the right to review in advance, and to the extent practicable to consult with the Company, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, Parent agrees to act reasonably and as promptly as practicable. Each of Parent and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) Subject to applicable laws governing the exchange of information, each of Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

      (c) The Company will cooperate with Parent to ensure that, to the extent reasonably practicable, on the Closing Date the activities and assets of the Company and its Subsidiaries are permitted to be conducted or held by Parent (as a foreign bank qualified as a financial holding company) and its Subsidiaries under the Bank Holding Company Act of 1956, as amended or the Bank Act (Canada), if applicable. As of the date hereof, Parent has no knowledge of any reason why such activities or assets would not be so permitted.

   6.09 Employee Matters. (a) Parent will honor or will cause the Surviving Corporation to honor, in accordance with their terms, all benefit obligations to Employees accrued as of the Effective Time and all employee severance obligations under plans and policies in existence on the date of this Agreement.

      (b) For one year after the Effective Time, Parent shall provide, or shall cause to be provided, to the Employees, employee benefits that, in the aggregate, are substantially comparable to those provided to such Employees immediately prior to the Effective Time. To ensure that the Company will have the benefit of continuity of employment the Company shall cooperate with Parent between the date hereof and the Effective Time to establish compensation practices applicable after the Effective Time comparable to those currently applied by the Company, and it is the intention of the parties that such practices may be amended from time to time to ensure that the Company remains competitive in its ability to attract talented personnel and to meet business needs. For all purposes under the employee benefit and compensation plans of Parent and its Affiliates providing benefits to any Employees after the Effective Time (the "New Plans"), each Employee shall be credited with his or her years of service with the Company and its

  Affiliates before the Effective Time, other than for purposes of benefit accrual under any defined benefit pension plan, and except to the extent such credit would result in a duplication of benefits in respect of such period. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents to the extent such exclusion or limitation was waived under the comparable Compensation and Benefit Plan, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the comparable Compensation and Benefit Plan ending as of the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

      (c) Parent shall or shall cause the Surviving Corporation to take all actions necessary to effectuate the items set forth in Section 6.09(c) of the Company Disclosure Schedule with respect to the establishment of a retention bonus plan for the employees of the Company.

   6.10 Notification of Certain Matters. (a) Each of the Company and the Parent shall give prompt notice to the other of any fact, event or circumstance known to it that could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

      (b) The Company shall promptly notify Parent of:

        (i) Any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger;

          (ii)  Any notice or other written communications from any Client
    (A) terminating or threatening to terminate any material Contract with the Company relating to the rendering of services to such client or (B) relating to any material dispute with such Client; or

           (iii) Any written notice or other material communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

      (c) The Company and its Subsidiaries shall, prior to the Closing Date, use its reasonable best efforts to notify its insurers in writing of all known incidents, events and circumstances which could reasonably be expected to give rise to a claim against the Company or its Subsidiaries.

   6.11 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Constitutive Documents in effect on the date hereof to indemnify such person (and Parent shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

      (b) Any Indemnified Party wishing to claim indemnification under
  Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.11 to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate reasonably in the defense of any such matter and
  (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      (c) For a period of six years from the Effective Time, Parent shall use its reasonable best efforts to cause the Surviving Corporation to provide director's and officer's liability insurance to the present and former officers and directors of the Company or any of the Company's Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided; however, that in no event shall the Surviving Corporation be required to expend more than 200 percent of the current amount expended by the Surviving Corporation (such product, the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its reasonable best efforts to cause the Surviving Corporation to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of the Company or any Company Subsidiary may be required to make application and provide reasonable and customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such insurance.

   6.12 Section 15 of the Investment Company Act. If the Merger and the transactions contemplated hereby constitute a deemed "assignment" (as defined in the Investment Company Act and the Investment Advisors Act) of the advisory agreement with any Registered Fund or any other Client:

      (a) The Company will use its reasonable best efforts to obtain as promptly as practicable, (i) if required by the Investment Company Act or by the terms of the advisory agreement with any Registered Fund, the approval of the Board of Directors and the stockholders of each such Registered Fund, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new investment company advisory agreement for such Registered Fund with the applicable Subsidiary of the Company no less favorable to the Company or its Subsidiaries to that in effect immediately prior to the Closing, and (ii) a consent to assignment (which may be in the form of a "negative consent") from each other Client to whom it or any of its Subsidiaries is providing investment advisory services;

      (b) Parent will use its reasonable best efforts to assure, prior to the Closing, the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Registered Fund; and

      (c) Parent agrees to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to the Registered Funds;

provided that in no event shall the conditions set forth in Sections 7.01(c), 7.02(b) and 7.03(b) be deemed not to have been satisfied solely on the basis that such consents or approvals have not been obtained, or the conditions described in (b) or (c) above have not been satisfied or complied with, at the Effective Time.

   6.13 ERISA Clients. As soon as reasonably practicable after the date Parent delivers to the Company the schedule referred to below, the Company shall deliver to Parent a schedule identifying each Client that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"); and listing each contract or agreement, if any, and all amendments thereto, in effect on the date hereof, entered into by the Company or any of its Subsidiaries with respect to or on behalf of any ERISA Client, pursuant to which any of the entities identified in a schedule to be delivered by Parent to the Company as soon as reasonably practicable after the date hereof (including any entity that, to the knowledge of the Company, is an affiliate of any of the entities identified in such schedule) has agreed to (x) execute securities transactions; (y) provide any other goods or services; or (z) purchase, sell, exchange or swap securities or any other economic interest therein or derivative thereof, including rights to receive or obligations to pay interest or principal under any debt obligation, or rights to receive or obligations to pay interest or principal denominated in a particular currency.

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Parent, the Merger Subsidiary and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Closing of each of the following conditions:

      (a) Stockholder Approval. This Agreement shall have been duly adopted by the stockholders of the Company by the Company Requisite Vote.

      (b) Governmental and Regulatory Consents. All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all Governmental Authorities required for the consummation of the Merger or for the prevention of any termination of any right, privilege, license or agreement of either Parent and its Subsidiaries or the Company and its Subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time.

      (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

      (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

   7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

      (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of Parent set forth in this Agreement shall be true and correct (or, in the case of any such representation and warranty of Parent set forth in Section 5.04(b), true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

      (b) Performance of Obligations of Parent. Parent and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

   7.03 Conditions to Obligation of Parent and the Merger Subsidiary. The obligation of each of Parent and the Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing of each of the following conditions:

      (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct (or in the case of any such representation and warranty of the Company described in the first parenthetical of Section 5.02, true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (c) Employment Agreements. The Employment Agreements of (i) each individual comprising Group A as set forth in Annex B and (ii) the three individuals comprising Group B as set forth in Annex B shall be in full force and effect and, in each case, such individual shall still be employed by the Company and shall not have committed an act or omission that would permit their termination for "cause" thereunder; provided, however, that this condition shall not be deemed unsatisfied as a result of the death or disability of one of the individuals named in Group A as set forth in Annex B or any or all of the individuals named in Group B as set forth in Annex B.

                                 ARTICLE VIII

                                  Termination

   8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time:

      (a) Mutual Consent. By the mutual consent of Parent, the Merger Subsidiary and the Company.

      (b) Breach. By Parent and the Merger Subsidiary, on the one hand, or the Company, on the other hand, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in each case (i) and (ii), which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach by the Company, or Section 7.02(a) or (b), in the case of a breach by Parent or the Merger Subsidiary, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company, the Merger Subsidiary or Parent to consummate the Merger and the other transactions contemplated by this Agreement.

      (c) Delay. By Parent or the Company in the event that the Effective Time has failed to occur on or before March 31, 2001, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

      (d) No Regulatory Approval. By the Company or Parent, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall have become final and unappealable and be made subject to any condition or restriction described in the proviso to Section 7.01(b).

      (e) No Stockholder Approval. By Parent, if the Company Requisite Vote is not obtained at the Company Stockholders Meeting called to obtain the Company Requisite Vote.

      (f) Failure to Recommend, Etc. By Parent, if at any time prior to the Company Stockholders Meeting, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.03, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent.

      (g) Acquisition Proposal. By Parent, if the Board of Directors of the Company shall take any of the actions described in clause (ii) or (iii) of the proviso to Section 6.06.

   8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 hereof, (b) that the Stock Option Agreement shall be governed by its own terms as to termination and (c) that termination will not relieve a breaching party from liability for any knowing or willful breach of this Agreement.

   8.03 Termination Fee. (a) In addition to any other rights that Parent has under this Agreement, the Stock Option Agreement and/or otherwise, if this Agreement is terminated by Parent pursuant to Section 8.01(f) or 8.01(g), then the Company shall pay to Parent U.S. $14 million.

      (b) Any payment required to be made under paragraph (a) above shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, within three Business Days following such termination.

      (c) The Company acknowledges that the agreements contained in this
  Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay to Parent's costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

                                   ARTICLE IX

                                 Miscellaneous

   9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement; provided, however, that (a) the agreements of the parties contained in Article III and 6.05(b), and in this Article IX shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 8.02 and 8.03 and in this Article IX shall survive such termination.

   9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision in a writing signed by such person, or (b) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement, except that, after adoption of the Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

   9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

   9.04 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts of the State of Delaware, in each case located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Stock Option Agreement and of the documents referred to in this Agreement and the Stock Option Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

   9.05 Expenses. Whether or not the Merger is consummated, each party hereto will bear all expenses incurred by it in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby.

   9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

   If to the Company, to:

       Dain Rauscher Incorporated
       Dain Rauscher Plaza
       60 South Sixth Street
       Minneapolis, Minnesota 55402
       Attention: Carla Smith
       Facsimile: (612) 371-7203

   With a copy to:

       Dorsey and Whitney
       Pillsbury Center South
       220 South Sixth Street
       Minneapolis, Minnesota 55402
       Attention: William B. Payne
       Facsimile: (612) 340-8738

                 and

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Edward D. Herlihy
       Facsimile: (212) 403-2000

   If to Parent or the Merger Subsidiary, to:

       Royal Bank of Canada
       200 Bay Street
       Royal Bank Plaza
       Toronto, Ontario
       Canada M5J 2J5
       Attention: Sandra Jorgenson
       Facsimile: (416) 955-3590

   With a copy to:

       Donald J. Toumey, Esq.
       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Facsimile: (212) 558-3588

   9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the Stock Option Agreement and the documents referred to herein and therein represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and such agreements supersede any and all other oral or written agreements heretofore made, including the Confidentiality Agreement (except as set forth in Section 6.05(b) of this Agreement). Except for Section 6.11, which shall inure to the benefit of and be enforceable by the Indemnified Parties named therein and their heirs and legal representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Parent and the Merger Subsidiary may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

   9.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                                  *    *    *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          DAIN RAUSCHER CORPORATION


                                          By: _________________________________
                                            Name:
                                            Title:


                                          ROYAL BANK OF CANADA


                                          By: _________________________________
                                            Name:
                                            Title:


                                          By: _________________________________
                                            Name:
                                            Title:


                                          VIKING MERGER SUBSIDIARY, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX B
                                                                  EXECUTION COPY

   STOCK OPTION AGREEMENT, dated as of September 28, 2000 (this "Agreement"), between Royal Bank of Canada, a Canadian chartered bank ("Grantee"), and Dain Rauscher Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

   A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of September 28, 2000 (the "Merger Agreement"), which agreement was executed and delivered on the date of this Stock Option Agreement, pursuant to which Issuer is to merge with and into Grantee (the "Merger"); and

   B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 2,571,451 fully paid and nonassessable shares of the common stock, par value $0.125 per share, of Issuer ("Common Stock") at a price per share equal to U.S. $79.88; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or
(iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

     (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"), or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction,
  (y) a purchase, lease or other acquisition of all or any substantial part of the assets or business operations of Issuer or any Issuer Subsidiary, or
  (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

     (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

     (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with any regulatory or antitrust authority regarding an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any United States or foreign regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event prior approval of or notice to any state or other United States federal or foreign regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state or other United States federal or foreign regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding.

   6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common

Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or business operations, the sum of the net price paid in such sale for such assets or business operations and the current market value of the remaining assets or business operations of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

     (ii) the consummation of any Acquisition Transaction described in
  Section 2(b)(i) hereof, except that the percentage referred to in clause
  (z) shall be 25%.

   8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or business operations to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or business operations (or the assets or business operations of any Issuer Subsidiary).

     (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (iii) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

   11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

   (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

   (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

   (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

   12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder.

   13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

   14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to U.S. $43 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares, (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares and (iii) minus, if applicable, the amount paid by Issuer to Grantee pursuant to Section 8.03(a) of the Merger Agreement.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

   16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   23. Notional Total Profit. (a) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than U.S. $50 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

   (b) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming for such purposes that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) the net cash amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any amount equivalent to the foregoing clauses (i) through (iv) with respect to the Substitute Option and (vi) the amount paid by Issuer to Grantee pursuant to Section 8.03(a) of the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          ROYAL BANK OF CANADA


                                          By __________________________________
                                            Name:
                                            Title:


                                          By __________________________________
                                            Name:
                                            Title:


                                          DAIN RAUSCHER CORPORATION


                                          By __________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX C

           FAIRNESS OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

September 27, 2000

Board of Directors
Dain Rauscher Corporation
Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402-4422

Members of the Board:

   You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.125 per share ("Company Common Stock"), of Dain Rauscher Corporation (the "Company") other than Royal Bank of Canada (the "Acquiror") and its affiliates, from a financial point of view of the Cash Consideration (as defined below) to be received by such stockholders pursuant to the terms of a draft of the Agreement and Plan of Merger (the "Merger Agreement"), among the Company, the Acquiror and Viking Merger Subsidiary, Inc., a wholly owned subsidiary of the Acquiror (the "Sub"). The Merger Agreement provides for, among other things, the merger of Sub with the Company (the "Merger") pursuant to which each outstanding share of Company Common Stock will be converted into the right to receive $95.00 per share in cash (the "Cash Consideration"), and the Company will become a wholly owned subsidiary of the Acquiror.

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as a draft of the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We have also assumed that the definitive merger agreement will conform in all respects material to our analysis to the draft reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

   We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. A portion of our fee is payable upon delivery of this opinion. In the past we and our affiliates have provided financial advice and services to both the Company and the Acquiror in connection with matters unrelated to the Merger for which we and our affiliates have received compensation.

   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Company's Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such stockholder should vote or act on any matter relating to the proposed Merger.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders other than the Acquiror and its affiliates from a financial point of view.

                                     Very truly yours,

                                     CREDIT SUISSE FIRST BOSTON CORPORATION

                                         /s/ CREDIT SUISSE FIRST BOSTON
                                         CORPORATION
                                     By: ______________________________________

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

   SECTION 262 APPRAISAL RIGHTS . (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                           DAIN RAUSCHER CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                                          , 2000
                                         local time




 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Dain Rauscher Corporation
60 South Sixth Street, Minneapolis, Minnesota 55402-4422                   proxy
--------------------------------------------------------------------------------

          This proxy is solicited on behalf of the Board of Directors

The undersigned appoints Irving Weiser and John C. Appel proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares which the undersigned is entitled to vote at the Special Meeting of Stockholders of Dain Rauscher Corporation to be held on _______, 2000, and any adjournment thereof, as specified below on the matters referred to and in their discretion upon any other matters which may be brought before the meeting.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.



                      See reverse for voting instructions.

                                                           ---------------------
                                                            COMPANY #
                                                            CONTROL #
                                                           ---------------------

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE-- TOLL FREE-- 1-800-240-6326
o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o Follow the simple instructions the Voice provides for you.

VOTE BY INTERNET-- http://www.eproxy.com/drc/
o Use the Internet to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Dain Rauscher Corporation, c/o Shareowner Services(TM), P.O. Box 64873, St. Paul, MN 55164-0873.

      If you vote by Phone or Internet, please do not mail your Proxy Card


                         |     Please detach here     |
                        \|/                          \|/
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

         The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.


1.  To adopt the Agreement and Plan of Merger, dated as of            [ ] For    [ ] Against    [ ] Abstain
    September 28, 2000, by and among Royal Bank of Canada,
    Viking Merger Subsidiary, Inc. (the "Merger Subsidiary") and
    the Company (the "Merger Agreement"), providing for the
    merger (the "Merger") of the Sub with and into the Company, and to authorize the Merger and other transactions
    contemplated thereby.

2.  To vote to adjourn the Special Meeting to solicit additional      [ ] For    [ ] Against    [ ] Abstain
    proxies in the event that the number of proxies sufficient to approve the Agreement and Plan of Merger has not been
    received by the date of the Special Meeting.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual
    Meeting of Shareholders.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM.

Address Change? Mark Box  [ ]  Indicate changes below:

                                      Dated:
                                            ------------------------------------
                                      ------------------------------------------


                                      ------------------------------------------
                                      Signature(s) in Box
                                      Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.